Exhibit 10.16

EXECUTION

SHARE PURCHASE AGREEMENT

dated as of

December 24, 2012

by and

among

SYNCHRONOSS TECHNOLOGIES IRELAND, LTD

as Buyer

and

RESEARCH IN MOTION LIMITED

as Seller

i

TABLE OF CONTENTS
(continued)

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(continued)

iii

SHARE PURCHASE AGREEMENT

SHARE PURCHASE AGREEMENT, dated as of December 24, 2012 (including the Disclosure Schedule, this “Agreement”), by and among Research In Motion Limited, an Ontario corporation (the “Seller”) and Synchronoss Technologies Ireland, Ltd., an Irish limited company (the “Buyer”).

WHEREAS, the Seller holds all of the issued and outstanding shares of, or ownership interests in, Newbay Software Limited, an Ireland limited company (the “Transferred Subsidiary” and, together with its direct or indirect Subsidiaries, the “Business Subsidiaries”).

WHEREAS, the Business Subsidiaries are engaged in the business of providing digital content services to operators, device makers and end users, including, without limitation, the white label software platform known as “Life Cache” (collectively, the “Business”).

WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the issued and outstanding shares of, and ownership interests in, the Transferred Subsidiary held by the Seller (the “Shares”).

NOW, THEREFORE, in consideration for the premises and mutual covenants, representations, warranties and agreements hereinafter set forth, the parties to this Agreement agree as follows:

ARTICLE I

GENERAL

Section 1.01          Defined Terms.  Capitalized terms used in this Agreement shall have the meanings specified below, or as defined elsewhere in this Agreement.

(a)           “Action” means any litigation, claim, action, suit, arbitration, investigation or proceeding by or before any Governmental Authority.

(b)           “Affiliate” means, with respect to any Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; provided, however, that for the purposes of this Agreement, the Seller shall not be deemed Affiliates of the Buyer nor, after the Closing, of the Business Subsidiaries.

(c)           “Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in the City of New York, New York and the City of Toronto, Ontario are required or authorized by Law to be closed.

(d)           “Cash Equivalents” means short-term, highly liquid investments with original maturities of three (3) months or less that are both (i) readily convertible to known amounts of cash and (ii) so near maturity that they present insignificant risk of changes in value due to changes in interest rates.

(e)           “Code” means the United States Internal Revenue Code of 1986, as amended.

(f)            “Companies Acts” means the Companies Acts 1963 to 2012, including all Acts of the Oireachtas and statutory instruments which are to be read as one with, or construed or read together as one with, the Companies Acts, and every statutory modification or re-enactment thereof for the time being in force (or, where the context so admits or requires, any one or more of such Acts).

(g)           “Contract” means any loan, credit agreement, bond, debenture, note, mortgage, indenture, guarantee, lease, agreement, license or other contract or similar instrument (including all amendments, schedules and exhibits thereto).

(h)           “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.  The terms “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.

(i)            “Debt” means, with respect to any Person, all obligations or other liabilities of such Person (i) for borrowed money or notes payable (including all principal, interest, premiums, penalties, termination, cancelation and breakage fees whether accrued or otherwise) from third party lending sources, other than trade accounts payable, (ii) in respect of letters of credit, bankers’ acceptances or other similar instruments or reimbursement obligations with respect thereto, (iii) to pay the deferred purchase price of any asset, property or right or in respect of conditional sale obligations and all obligations under title retention agreements, (iv) under capitalized leases, (v) of the types described in clauses (i) through (iv) above guaranteed directly or indirectly by the Business Subsidiaries and (vi) under any mortgage, deed of trust, indenture, security agreement or other agreement securing any of the foregoing obligations.

(j)            “Disclosure Schedule” means the schedule dated as of the date hereof delivered by the Seller to the Buyer and which forms a part of this Agreement.

(k)           “Environmental Law” means any Law applicable to (i) the pollution or protection, preservation or restoration of the environment or natural resources or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials, in each case as in effect at the date hereof.

(l)            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(m)          “Fiscal Year End Financial Statements Date” means February 29, 2012.

(n)           “Governmental Authority” means any United States federal, state or local or any supra-national or non-United States government, political subdivision, governmental, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, judicial or arbitral body or quasi-governmental body exercising any regulatory, taxing, importing or other governmental authority.

(o)           “Governmental Order” means any order, writ, judgment, injunction, determination, award or decree, issued by or with any Governmental Authority.

(p)           “Grant Agreements” means, collectively, each of the following agreements between Enterprise Ireland and the Transferred Subsidiary:  (i) Agreement made by letter of offer dated 9th June 2008, and accepted by the Company on 11th June 2008; (ii) Agreement made by letter of offer dated 13th March 2008, and accepted by the Company on 26th March 2008; (iii) Agreement made by letter of offer dated 27th March 2007, and accepted by the Company on 12th April 2007; (iv) Agreement made by letter of offer dated 15th November 2005, and accepted by the Company on 17th November 2005; and (v) Agreement made by letter of offer dated 13th March 2008 and accepted by the Company on the 26th March 2008.

(q)           “Hazardous Materials” means any substance presently listed, defined, designated or classified as hazardous, toxic or radioactive under any applicable Environmental Law, including any toxic waste, hazardous substance, toxic substance, hazardous waste, asbestos or asbestos containing material, urea formaldehyde, insulation or polychlorinated biphenyls.

(r)            “Intellectual Property” means all intellectual property rights worldwide arising under statutory or common law, including, without limitation: (i) patents (utility and design) and patent rights; (ii) rights associated with works of authorship including copyrights and rights associated with mask works, designs and databases; (iii) rights in designs (whether registered or unregistered), trade mark, trade name, trade dress and service mark rights; (iv) rights relating to the protection of trade secrets, inventions and confidential information; and (v) any applications, registrations, divisions, continuations, renewals, reissues, extensions, substitutes, conversions, reexaminations and other equivalents of or for any of the foregoing.

(s)            “Irish GAAP” means generally accepted accounting principles, practices, procedures and standards in Ireland (including such accounting principles, practices, procedures and standards as may be prescribed by the Companies Acts or by an accounting standards-setting body recognised in Ireland as having application to the Transferred Subsidiary).

(t)            “knowledge” means the knowledge of the officers of the Transferred Subsidiary (in the case of the Seller) or the Buyer, as applicable.

(u)           “Law” means any federal, state, local or any supra-national or foreign statute, law, ordinance, regulation, rule, code, order or other requirement or rule of law (including common law).

(v)           “Liabilities” means liabilities, claims, demands, expenses, commitments or obligations of every kind and description.

(w)          “Lien” means any mortgage, deed of trust, hypothecation, security interest, encumbrance or lien of any kind (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise).

(x)           “Losses” means any and all losses, damages of any kind, claims, costs, expenses, Liabilities, fines, fees, deficiencies, interest, awards, judgments and penalties (including, without limitation, attorneys’, consultants’ and experts’ fees and expenses and other costs of defending, investigating or settling claims) suffered, incurred, accrued (in accordance with Irish GAAP) or paid (including, without limitation, in connection with any action brought or otherwise initiated ).

(y)           “Material Adverse Effect” means any result, occurrence, fact, violation, circumstance, change or event (regardless of whether or not such events, changes, violations, circumstances or effects are inconsistent with the representations or warranties made by the Seller in this Agreement) that has had, or could reasonably be expected to have, individually or in the aggregate, a material adverse effect on the operations, business, properties, assets (tangible or intangible), Liabilities, condition (financial or otherwise) or results of operations of the Business Subsidiaries, taken as a whole, but excluding any result, occurrence, fact, change or event resulting from or attributable to: (i) general political or economic conditions, general financial and capital market conditions (including interest rates) or general conditions in any of the industries in which the Business Subsidiaries primarily operate, to the extent they do not disproportionately affect the Business Subsidiaries, taken as a whole, in relation to the other companies in such industries; (ii) an outbreak or escalation of hostilities or the occurrence of any other calamity or crisis (including any act of terrorism) involving any country, or the declaration by any country of a national emergency or war to the extent they do not disproportionately affect the Business Subsidiaries, taken as a whole, in relation to the other companies in such industries, (iii) any effect resulting from or relating to any changes in Law, Irish GAAP, or any authoritative interpretations thereof, to the extent such changes do not disproportionately affect the Business Subsidiaries, taken as a whole, in relation to the other companies in such industries, (iv) any action taken or failed to be taken by the Seller or any of its Affiliates that is required by this Agreement or (v) any failure to meet the Seller’s internal forecasts for the Business (provided that this clause (v) shall not be construed as providing that the circumstances or events giving rise to such failure do not constitute or contribute to a Material Adverse Effect and provided further that this clause (v) shall not be construed as implying that the Seller is making any representation or warranty hereunder with regard to any internal forecasts for the Business).

(z)           “Material Customer” means any of the ten (10) largest customers (including any Affiliates of such customers) of the Business Subsidiaries, taken as a whole, measured in terms of annual revenue to the Business Subsidiaries (i) for the fiscal year ended February 29, 2012 and (ii) to date for the fiscal year ending February 29, 2013.

(aa)         “Material Supplier” means any of the ten (10) largest suppliers (including any Affiliates of such suppliers) of the Business Subsidiaries, taken as a whole, measured in terms of annual expenditures by the Business Subsidiaries (i) for the fiscal year ended February 29, 2012 and (ii) to date for the fiscal year ending February 29, 2013.

(bb)         “Organizational Documents” of a Person means such Person’s (i) certificate or articles of incorporation, association, organization, limited partnership or limited liability company, and any limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with its creation, formation or organization and (ii) by-laws, regulations, and similar Contracts relating to its organization or governance.

(cc)         “Permitted Liens” means the following Liens:  (a) Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty; (b) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, workmen, repairmen and other Liens imposed by Law and in the ordinary course of business consistent with past practice; (c) Liens incurred or deposits made in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security; (d) defects or imperfections of title, easements, covenants, rights of way, restrictions and other similar charges or encumbrances that do not individually or in the aggregate materially impair the ordinary conduct of the Business; (e) Liens not created by the Seller or any of its Subsidiaries that affect the underlying fee interest of any Leased Real Property, provided such Liens do not, individually or in the aggregate, materially impair the ordinary conduct of the Business or the use of such Leased Real Property; and (f) licenses or other rights granted to Intellectual Property in the ordinary course of business consistent with past practice which have previously been disclosed to Buyer.

(dd)         “Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

(ee)         “Post-Closing Period” means any taxable period beginning after the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

(ff)          “Pre-Closing Period” means any taxable period that ends on or before the Closing Date and, in the case of any Straddle Period, the portion of such period ending on and including the Closing Date.

(gg)         “Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, attorneys, accountants, investment bankers, equity partners or other representatives of such Person.

(hh)         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(ii)           “Seller Name” and “Seller Marks” means the names or marks of the Seller or any of its Affiliates, including “Research In Motion” and “RIM”, either alone or in combination with other words and all marks, trade dress, logos, domain names and other source identifiers confusingly similar to or embodying any of the foregoing either alone or in combination with other words.

(jj)           “Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

(kk)         “Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors (or other body performing similar functions) of such corporation or other Person (irrespective of whether at the time capital stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (ii) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (iii) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly owned or Controlled by such Person.

(ll)           “Tax” or “Taxes” means any federal, provincial, territorial, state, local, or foreign income, corporate, gross receipts, license, payroll, employment, excise, severance, duties (other than Irish stamp duty), occupation, premium, windfall profits, environmental, customs and other import and export duties, excise, wealth, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, goods and services, use, transfer, gift, inheritance, capital acquisition, capital gain, advance corporation, deposit interest retention, probate, relevant contractors, dividend withholding, registration, value added, alternative or add-on minimum, estimated, unclaimed property, escheat or other tax, customs duty, fee, levy, impost and assessment or similar charge in the nature of a tax of any kind whatsoever imposed by any Governmental Authority (including pension plan contributions, employment insurance and unemployment insurance payments and workers’ compensation premiums) and any interest, fine, penalty, or addition thereto, whether disputed or not and any obligations to any Person to indemnify or otherwise assume or succeed to the Tax liability of any other Person

(mm)      “Tax Authority” means any Governmental Authority (including, without limitation, the Revenue Commissioners of Ireland) having jurisdiction with respect to any Tax.

(nn)         “Tax Relief” means any relief, allowance, exemption, set-off, deduction or credit of whatsoever nature in computing any profits for Tax purposes or any credit, relief or allowance in respect of Tax.

(oo)         “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

(pp)         “Technology” means, collectively, all designs, formulae, algorithms, techniques, know-how, documentation, software, research and development, technical data, specifications, processes, methods, interfaces, tools, models, prototypes, lay outs, mask works, discoveries, inventions (whether patentable or un-patentable and whether or not reduced to practice), apparatuses, creations, improvements, and other materials, technologies, work products, and results, in all cases, used in the Business or otherwise directly relating to the Business (including all precursors, works in process, versions, modifications, enhancements and derivatives of any of the foregoing).

(qq)         “Transaction Expenses” shall mean all fees and expenses incurred by any of the Business Subsidiaries on or prior to the Closing Date in connection with this Agreement, the Sale and the transactions contemplated hereby, including (i) all legal, accounting, brokerage, finder’s, commission, financial advisory, consulting and all other fees and expenses of third parties incurred in connection with the negotiation or effectuation of the terms and conditions of this Agreement, (ii) any payments made or anticipated to be made by any of the Business Subsidiaries as a brokerage or finders’ fee, agents’ commission or any similar charge, in connection therewith, and (iii) any transaction bonuses or other compensatory payments required to be made to employees or directors of the Business Subsidiaries, in each case in connection with the transactions contemplated by this Agreement, and including any employment or payroll Taxes arising from such bonuses or other compensatory payments except to the extent such amounts are included as a Current Liability for purposes of determining Working Capital.

(rr)           “VAT” means Value Added Tax.

(ss)          “VATCA” means the Value Added Tax Consolidation Act 2010 of Ireland, as amended.

(tt)           “Working Capital” means, for the Business Subsidiaries on a consolidated basis as of the close of business on the reference date, “Current Assets” minus “Current Liabilities”, in each case calculated in accordance with Irish GAAP consistently applied, provided, however, that the following shall not be included in Working Capital: (a) cash and Cash Equivalents, (b) the current portion of any long-term indebtedness and (c) any deferred tax asset or liability of or relating to the Business Subsidiaries and any employment or payroll Taxes included as a Transaction Expense.

ARTICLE II

PURCHASE AND SALE

Section 2.01          Purchase and Sale of the Shares.  On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Buyer, free and clear of all Liens, and the Buyer shall purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to the Shares, immediately upon receipt of and in return for the Purchase Price, which shall be paid as set forth in Section 2.03 (the “Sale”).

Section 2.02          Closing.  Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Sale (the “Closing”) shall take place at 10:00 a.m., Eastern Standard Time, on December 24, 2012 after the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII (other than those conditions to be satisfied or waived by action taken at the Closing), at the offices of Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, NY 10178, or at such other time, date or place agreed to in writing by the Seller and Buyer.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.03          Purchase Price.

(a)           At the Closing, the Buyer agrees to pay to the Seller the sum of (i) $55,500,000 (the “Total Consideration”), less (ii) the aggregate amount of the Closing Transaction Expenses (as set forth in Section 2.03(b) below), less (iii) the Closing Debt (as set forth in Section 2.03(c) below), (iv) plus or minus the Closing Adjustment (as defined below) (such amount, (i), less (ii), less (iii), plus or minus (iv), being referred to herein as the “Purchase Price”). If the Closing Adjustment is a positive amount, then the Purchase Price shall be increased by the Closing Adjustment.  If the Closing Adjustment is a negative amount, then the Purchase Price shall be decreased by the Closing Adjustment.  The Purchase Price shall be payable in cash by wire transfer of immediately available funds to the Seller, in accordance with the written instructions of the Seller given to Buyer in the Closing Notice.  The Purchase Price shall be subject to Post-Closing Adjustment as set forth in Section 2.09.

(b)           Any and all Transaction Expenses incurred or accrued by the Business Subsidiaries in connection with the Sale shall be set forth in the Closing Notice (the “Closing Transaction Expenses”) and paid by Buyer to the applicable party pursuant to instructions contained in the Closing Notice at the Closing as a reduction to the Total Consideration in accordance with Section 2.03(a)(ii).

(c)           The Debt of the Business Subsidiaries (other than Debt for capitalized leases and Debt between the Business Subsidiaries) outstanding as of the Closing Date shall be set forth in the Closing Notice (the “Closing Debt”) and paid by the Buyer to the applicable party at the Closing pursuant to instructions contained in the Closing Notice as a reduction to the Total Consideration in accordance with Section 2.03(a)(iii).

Section 2.04          Closing Adjustment.

(a)           The Closing Notice shall specify an amount (the “Closing Adjustment”) that shall be equal to the sum of Working Capital set forth in the Statement of Estimated Closing Working Capital.

(b)           On or prior to the anticipated Closing Date, the Seller shall provide the Buyer with a preliminary estimated statement of Working Capital as of the Closing Date (the “Statement of Estimated Closing Working Capital”), which shall be accompanied by a notice (the “Closing Notice”) that sets forth (i) the Seller’s determination of the Closing Adjustment and the Purchase Price after giving effect to the Closing Adjustment and (ii) the account or accounts to which the Buyer shall transfer the Purchase Price pursuant to Sections 2.03 and 2.06.

(c)           The Statement of Estimated Closing Working Capital shall be prepared in accordance with Irish GAAP, applied consistently with their application in connection with the preparation of the Fiscal Year End Financial Statements.

Section 2.05          Closing Deliveries by the Seller.  At the Closing, the Seller shall deliver or cause to be delivered to the Buyer:

(a)           duly executed transfers of the Shares (in the prescribed form) to the Buyer together with share certificates for the Shares;

(b)           a copy of the minutes of a meeting of the board of directors of the Transferred Subsidiary at which, inter alia, the transfer of the Shares is approved and such persons as the Buyer may nominate are appointed as directors and secretary of the Transferred Subsidiary; and

(c)           details of the Seller’s Irish tax reference number (including customary email from Irish Revenue Commission or evidence reasonably satisfactory to the Buyer allowing it to verify the accuracy of the number provided) which the Buyer requires for the purposes of making the relevant filing in connection with the discharge of the liability to stamp duty arising on the transfer of the Shares.

Section 2.06          Closing Deliveries by the Buyer.  At the Closing, the Buyer shall deliver to the Seller:

(a)           the Purchase Price, as specified in the Closing Notice, by wire transfer in immediately available funds, to an account or accounts as directed by the Seller and as set forth in the Closing Notice;

(b)           a receipt for the Shares; and

(c)           the certificate required to be delivered pursuant to Section 8.01(a).

Section 2.07          Post-Closing Statements.

(a)           Within sixty (60) days after the Closing Date, the Buyer shall prepare and deliver to the Seller a statement of Working Capital as of the Closing Date (the “Initial Working Capital Statement”).  The Initial Working Capital Statement shall be prepared in accordance with Irish GAAP applied consistently with their application in connection with the preparation of the Financial Statements.

(b)           During the thirty (30) day period immediately following the Seller’s receipt of the Initial Working Capital Statement (the “Review Period”), the Seller and its Representatives will be permitted to review the Buyer’s work papers relating to the Initial Working Capital Statement.

Section 2.08          Reconciliation of Post-Closing Statements.

(a)           The Seller shall notify the Buyer in writing, setting forth a reasonably specific and detailed description of the basis for such dispute (the “Notice of Disagreement”) prior to the expiration of the Review Period, if the Seller disagrees with the Initial Working Capital Statement.  The Seller may dispute items reflected on the Initial Working Capital Statement only on the basis that such amounts were not determined in conformity with the provisions of this Agreement or contain arithmetic errors.  If no Notice of Disagreement is received by the Buyer prior to the expiration of the Review Period, then the Initial Working Capital Statement shall be deemed to have been accepted by the Seller and shall become final and binding upon the parties in accordance with Section 2.08(c).

(b)           During the fifteen (15) Business Days immediately following the delivery of a Notice of Disagreement (the “Consultation Period”), the Buyer and the Seller shall seek in good faith to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement.

(c)           If at the end of the Consultation Period the Buyer and the Seller have been unable to resolve any differences that they may have with respect to the matters specified in the Notice of Disagreement, the Buyer and the Seller shall submit all matters that remain in dispute (such disputed matter being an “Item of Working Capital Dispute”) with respect to the Notice of Disagreement (along with a copy of the Initial Working Capital Statement marked to indicate those line items that are not in dispute) to (i) an independent chartered accounting firm in Ireland mutually acceptable to the Buyer and the Seller (the “Independent Accounting Firm”) or (ii) if the Buyer and the Seller are unable to agree upon such a firm within ten (10) Business Days after the end of the Consultation Period, then within an additional ten (10) Business Days, the Buyer and the Seller shall each select one such firm and those two firms shall select a third such firm, in which event “Independent Accounting Firm” shall mean such third firm.  The scope of the work assignment for the Independent Accounting Firm shall be limited to the resolution of any Item of Working Capital Dispute and be based solely on whether each such unresolved Item of Working Capital Dispute was prepared in accordance with the terms of this Agreement or whether each such Item of Working Capital Dispute contains arithmetic errors.  Within thirty (30) Business Days after such firm’s selection, the Independent Accounting Firm shall make a final determination, binding on the parties to this Agreement, of the appropriate amount of each Item of Working Capital Dispute.  With respect to each Item of Working Capital Dispute, such determination, if not in accordance with the position of either the Buyer or the Seller, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Seller in the Notice of Disagreement or by the Buyer in the Initial Working Capital Statement with respect to such disputed line item.  During such determination period, the Independent Accounting Firm also shall (A) prepare a statement of Working Capital as of the Closing Date based upon all of the line items not disputed by the parties and the line items determined by the Independent Accounting Firm and (B) determine the amount of Working Capital reflected on such statement.  The statement of Working Capital that is final and binding on the parties, as determined either through agreement of the parties pursuant to Section 2.07(a), Section 2.08(a) or Section 2.08(b) or through the action of the Independent Accounting Firm pursuant to this Section 2.08(c), is referred to as the “Final Working Capital Statement.”

(d)           The cost of the Independent Accounting Firm’s review and determination shall be shared equally by the Buyer on the one hand and the Seller on the other hand.  During the review by the Independent Accounting Firm, the Seller and the Buyer and their accountants will each make available to the Independent Accounting Firm interviews with such individuals, and such information, books and records and work papers, as may be reasonably required by the Independent Accounting Firm to fulfill its obligations under Section 2.08(c); provided, however, that the accountants of the Buyer or the Seller shall not be obliged to make any work papers available to the Independent Accounting Firm except in accordance with such accountants’ normal disclosure procedures and then only after such firm has signed a customary agreement relating to such access to work papers in form and substance reasonably acceptable to such accountants.  In acting under this Agreement, the Independent Accounting Firm will be entitled to the privileges and immunities of an arbitrator.

Section 2.09          Post-Closing Adjustment.  The “Post-Closing Adjustment” shall be equal to the amount of the Post-Closing Working Capital Adjustment.  If the Post-Closing Adjustment is a positive amount, then the Buyer shall pay in cash to the Seller the amount of the Post-Closing Adjustment.  If the Post-Closing Adjustment is a negative amount, then the Seller shall pay in cash to the Buyer the amount of the Post-Closing Adjustment.  Any such payment by the Buyer or the Seller, as the case may be, shall be made within five (5) Business Days after the Final Working Capital Statement becomes such, payable in cash in accordance with Section 2.10 from the Closing Date until the date of payment.  For purposes of this Agreement, “Post-Closing Working Capital Adjustment” means the amount of Working Capital set forth in the Final Working Capital Statement less the amount of Working Capital set forth in the Statement of Estimated Closing Working Capital.

Section 2.10          Payments and Computations.  Except for the payment of the Purchase Price (which shall be paid at the Closing) pursuant to Section 2.03 and the instructions in the Closing Notice, each party shall make each payment due to another party to this Agreement not later than 11:00 a.m., Eastern Standard Time, on the day when due.  All payments shall be paid by wire transfer in immediately available funds to the account or accounts designated by the party receiving such payment and shall be free and clear of any withholding for Taxes.  All computations of interest shall be made on the basis of a year of 365 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Whenever any payment under this Agreement shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of, and payment of, interest.

Section 2.11          Withholding Rights.  The Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law, provided that there shall be no withholding for U.S. Taxes on account of any payment to the Seller provided that the Seller shall have provided to Buyer an IRS Form W-8BEN on or before the Closing Date.  To the extent that amounts are so withheld by the Buyer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller hereby represents and warrants, as of the date hereof, to the Buyer that the statements contained in this Article II are true and correct as of the date of this Agreement and as of the Closing (except for any such representation and warranty that expressly is made as of a specific date, which such representation and warranty shall be true and correct as of such date), subject to such qualifications as set forth in the Disclosure Schedule  The Disclosure Schedule shall be arranged according to specific sections in this Article II and shall provide exceptions to, or otherwise qualify in reasonable detail, only the corresponding section in this Article II and any other section hereof where it is clear and readily apparent upon a reading of such disclosure.

Section 3.01          Incorporation, Qualification and Authority of the Seller.  The Seller is a corporation duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and has all necessary corporate or other entity power to enter into, consummate the transactions contemplated by, and carry out its obligations under, this Agreement.  The execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated by, and the performance by the Seller of its obligations under, this Agreement have been duly authorized by all requisite corporate or other entity action on the part of the Seller.  This Agreement has been duly executed and delivered by the Seller, and (assuming due authorization, execution and delivery by the Buyer) this Agreement constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.02          Incorporation, Qualification and Authority of the Business Subsidiaries.

(a)           Each of the Business Subsidiaries is a corporation or other organization duly incorporated or organized, validly existing and, to the extent legally applicable, in good standing under the Laws of its jurisdiction of incorporation or organization and has the corporate or other entity power and authority to own, lease and otherwise hold and operate its properties and assets and to operate its business as now conducted.  Each of the Business Subsidiaries is duly qualified as a foreign corporation or other organization to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing has not had a Material Adverse Effect.  Section 3.02 of the Disclosure Schedule sets forth in respect of each of the Business Subsidiaries:  (i) the name of such Subsidiary; (ii) the number and type of authorized and outstanding equity securities of such Subsidiary; (iii) the jurisdiction of organization of such Subsidiary; (iv) the name of the officers and directors of each Subsidiary and (v) the jurisdictions in which each Subsidiary is qualified or holds licenses to do business as a foreign corporation.

(b)           Seller has heretofore made available to Buyer (i) a complete and correct copy of each of the Business Subsidiaries’ Organizational Documents, (ii) complete and correct copies of the minutes of all consents, actions and meeting of the stockholders of the Business Subsidiaries, and the Board of Directors (or similar body) of the Business Subsidiaries and each committee thereof, and (ii) complete and correct copies of the stock transfer books of the Business Subsidiaries setting forth all issuances or transfers of any capital stock of the Business Subsidiaries.  Such Organizational Documents are in full force and effect.  No Business Subsidiary is in material violation of any of the provisions of its Organizational Documents.  There are no outstanding powers of attorney executed on behalf of the Business Subsidiaries.

Section 3.03          Capital Structure of the Business Subsidiaries.  All of the issued and outstanding shares of each of the Business Subsidiaries have been duly authorized and validly issued, are fully paid or credited as fully paid, nonassessable and were not issued in violation of any preemptive rights.  There are no options, warrants or rights of conversion or other rights, agreements, arrangements or commitments obligating any of the Business Subsidiaries to issue or sell any of its shares or securities convertible into or exchangeable for its shares or any shares of its Subsidiaries.  There are no outstanding stock appreciation, phantom stock or similar rights with respect to any Business Subsidiary.  The Seller owns both the legal and beneficial interest in the Shares, free and clear of all Liens, and the Seller has the corporate or other applicable organizational power and authority to sell, transfer, assign and deliver the Shares as provided in this Agreement.  All shares of each Business Subsidiary are held of record or owned beneficially by another Business Subsidiary (other than the shares of the Transferred Subsidiary which are owned by Seller) and are held or owned free and clear of all Liens.  There are no voting trusts, stockholder agreements, proxies or other agreements in effect with respect to the voting or transfer of the shares of any of the Business Subsidiaries.  Other than as set forth in Section 3.03 of the Disclosure Schedule, the Business Subsidiaries do not control, directly or indirectly, or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association.  There are no contractual obligations of the Business Subsidiaries to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other person.

Section 3.04          No Conflict.  Provided that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained or taken the execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller and the Business Subsidiaries (as applicable) of the transactions contemplated by this Agreement do not and will not (a) materially violate or conflict with the Organizational Documents of any of the Seller or the Business Subsidiaries, (b) materially conflict with or violate any Law or Governmental Order applicable to the Seller or the Business Subsidiaries or (c) conflict with, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to any Person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any Lien on any of the assets or properties of the Business Subsidiaries pursuant to, any material Contract to which any of the Business Subsidiaries is a party or by which any of such Business Subsidiaries’ material assets or properties is bound or affected.

Section 3.05          Consents and Approvals.  The execution and delivery by the Seller of this Agreement does not, and the performance by the Seller and the Business Subsidiaries (as applicable) of, and the consummation by the Seller and the Business Subsidiaries (as applicable) of the transactions contemplated by, this Agreement will not, require any material consent, approval or authorization, or any material filing with or notification to, any Governmental Authority, except where the failure to obtain such consent, approval or authorization, or to make such filing or notification, would not prevent or materially delay the consummation by the Seller and the Business Subsidiaries (as applicable) of the transactions contemplated by, or the performance by the Seller and the Business Subsidiaries (as applicable) of any of their material obligations under, this Agreement.

Section 3.06          Financial Information; Absence of Undisclosed Liabilities.

(a)           Section 3.06(a) of the Disclosure Schedule sets forth complete and correct copies of (i) the audited consolidated balance sheet of the Business at February 29, 2012 and the related statement of profits and losses for the Business for the fiscal year ended December 31, 2010 and the notes thereto (together, the “Fiscal Year End Financial Statements”) and (ii) the unaudited consolidated balance sheet of the Business at November 30, 2012 (the “Reference Balance Sheet”) and the related unaudited statement of profits and losses for the Business for the nine (9) months ended November 30, 2012 ((i) and (ii), collectively, the “Financial Statements”).  The Financial Statements (i) were prepared in all material respects in accordance with Irish GAAP consistently applied, (ii) were prepared from and are consistent with the books and records of the Business and (iii) present a true and fair view of the assets, liabilities and the financial condition and the results of operations of the Business at their respective dates and for the periods covered by such statements (subject, in the case of the Reference Balance Sheet, to normal year-end adjustments and other adjustments described therein, which were not, are not and are not reasonably expected to be, individually or in the aggregate, material, including the notes thereto, and the absence of complete footnotes).

(b)           There are no Liabilities of the Business (whether known or unknown, accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, or as a guarantor or otherwise) required under Irish GAAP to be reflected in the Reference Balance Sheet that are not reflected therein, except Liabilities, incurred in the ordinary course of business consistent with past practice other than resulting from breaches, defaults, torts or allegations thereof and that are not material in amount or significance, either individually or in the aggregate since the date of the Reference Balance Sheet.

Section 3.07          Absence of Certain Changes or Events.  Except as contemplated by this Agreement, since the date of the Reference Balance Sheet, (a) the Business Subsidiaries have conducted the Business in the ordinary course consistent with past practice and (b) there has not occurred any event that has had a Material Adverse Effect or that would materially impair or delay the ability of the Seller and the Business Subsidiaries (as applicable) to consummate the transactions contemplated by, or to perform their obligations under, this Agreement.

Section 3.08          Absence of Litigation.  There is no Action pending or, to the knowledge of the Seller, threatened against the Business Subsidiaries (or against any officer, director or employee of the Business Subsidiaries in their capacity as such or relating to their employment or services with the Business Subsidiaries), or any property or asset owned or used by the Business Subsidiaries or any person whose liability the Business Subsidiaries has or may have assumed, either contractually or by operation of Law, before any arbitrator or Governmental Authority. None of the Business Subsidiaries, the officers or directors thereof in their capacity as such, or any property or asset of the Business Subsidiaries is subject to any continuing Governmental Order.  This Section 3.08 shall not apply to matters relating to Taxes, which shall be governed by Section 3.17.

Section 3.09          Compliance.  None of the Business Subsidiaries is, or since December 31, 2009, has been, a violation of any Law applicable to the Business Subsidiaries, conduct of the Business by the Business Subsidiaries or by which any property or asset of the Business Subsidiaries is bound or affected.

Section 3.10          Governmental Licenses and Permits.  The Business Subsidiaries hold all material licenses (including export licenses, exceptions and classifications), permits, franchises, grants, approvals or authorizations related to the Business issued by a Governmental Authority (collectively, “Material Permits”).  All Material Permits are in full force and effect and will remain so as a result of the transactions contemplated by this Agreement and no suspension or cancellation of any Material Permit is pending or, to the Seller’s knowledge, threatened.  None of the Business Subsidiaries are in material conflict with, or in default in respect of, any Material Permit.

Section 3.11          Intellectual Property.

(a)           Section 3.11(a) of the Disclosure Schedule sets forth an accurate, complete and correct list (including name, number, jurisdiction and owner) of all patents, registered trademarks, registered trade names, registered service marks, registered designs, registered mask works and registered copyrights, and any pending applications therefor, and registrations for domain names, in each case, owned or filed by any Business Subsidiary (collectively, “Registered IP”).  Section 3.11(a) of the Disclosure Schedule also sets forth an accurate, complete and correct list of all of the foregoing that are exclusively licensed to any Business Subsidiary.

(b)           Except as set forth on Section 3.11(b) of the Disclosure Schedule:

(i)            All Intellectual Property in the Technology is owned by or licensed by the Business Subsidiaries that use the Technology.  The Intellectual Property owned by or licensed to each Business Subsidiary for use in the Technology included or includes (as applicable) all of the material Intellectual Property required by such Business Subsidiaries to conduct their business substantially in the manner in which such business has been conducted since December 31, 2009 and is being conducted on the date hereof.  Notwithstanding anything to the contrary in this Agreement, the Seller’s sole representations with respect to non-infringement of Intellectual Property are set forth in Section 3.11(b)(iii) herein.

(ii)           Except with respect to licenses of “off-the-shelf” software available on reasonable terms through commercial distributors or in consumer retail stores (including, for the avoidance of doubt, Open Source Materials), Section 3.11(b) of the Disclosure Schedule sets forth an accurate, complete and correct list of all material licenses, sublicenses or other agreements pursuant to which any of the Business Subsidiaries has been authorized to use or granted other rights in or to any third party Intellectual Property (“Licensed Intellectual Property”).  Section 3.11(b) of the Disclosure Schedule also sets forth an accurate, complete and correct list of all licenses, sublicenses and other agreements pursuant to which (A) any Person has been authorized to use, granted any lien or encumbrance regarding, or given access or any rights to any Intellectual Property in the Technology or other Intellectual Property owned or exclusively licensed by any of the Business Subsidiaries and (B) any Business Subsidiary has deposited or is required to deposit with an escrowholder or any other Person all or part of the source code of any Technology (“Source Materials”).  The licenses and other agreements listed in Section 3.11(b) of the Disclosure Schedule are in full force and effect, the Sale will not give rise to a right of termination, any amendment to, or the application of any different terms and conditions, under any of such licenses (including, without limitation, a right of termination) or the release, disclosure or delivery to any third Person of any part of the Source Materials, no Business Subsidiary is in default under any of such licenses, and to the knowledge of the Seller no party to any of such licenses or other agreements has exercised any termination rights with respect thereto..

(iii)          No Business Subsidiary is the subject of any pending or, to the knowledge of the Seller, threatened Action and no Business Subsidiary has received any written notice in the past three (3) years, in each case described in this clause (A), which involves a claim of infringement, unauthorized use, or violation of any Intellectual Property or other rights or property of any Person (“Infringement”), against any Business Subsidiary or challenges the ownership or use by a Business Subsidiary of, or the validity or enforceability of, any Intellectual Property owned or licensed or otherwise used by any Business Subsidiary in its Technology; (B) all of each Business Subsidiary’s rights in and to all Registered IP are subsisting and , to the knowledge of Seller, valid and enforceable; (C) the conduct of the Business and the Business Subsidiaries’ use of the Owned Intellectual Property do not violate, conflict with or infringe or misappropriate any Intellectual Property of any other Person; (D) to the knowledge of the Seller, there is no unauthorized use, infringement or misappropriation of any Intellectual Property owned or exclusively licensed by any Business Subsidiary.  Other than in Material Contracts otherwise disclosed, none of the Business Subsidiaries has entered into any agreement to indemnify, hold harmless or defend any other Person with respect to any assertion of Infringement.

(iv)          In the last three (3) years, no Business Subsidiary has made any written claim or is involved in any pending or, to the knowledge of the Seller, threatened Action alleging that any Person has infringed, violated, misused or misappropriated any Intellectual Property or Technology owned by any Business Subsidiary.

(c)           Except in cases in which the Seller has decided not to maintain its Intellectual Property exercising its reasonable business judgment in the ordinary course of business, all maintenance, registration and renewal fees and any other sums payable in respect of Registered IP are fully paid, no such fees or sums are due within the ninety (90) day period after Closing and, to the knowledge of the Seller, no cancellation termination, expiration or abandonment of Intellectual Property is anticipated.

(d)           Section 3.11(d) of the Disclosure Schedule lists all Open Source Materials used by any Business Subsidiary in any way in connection with its products or services, and describes the manner in which such Open Source Materials are used.  No Open Source Materials are or have been incorporated or otherwise integrated into, aggregated, compiled or distributed with the Business Subsidiaries’ proprietary software in a manner that would (i) render such proprietary software subject to the terms of any “open source” license that would require such proprietary software to be disclosed or made available in source code form or that would result in a license to the Business Subsidiaries’ proprietary software to any other Person, (ii) impose any restriction on the consideration to be charged by the Business Subsidiaries for distribution, (iv) create, or purport to create, obligations for any Business Subsidiary with respect to Owned Intellectual Property (as defined below) or grant, or purport to grant, to any third party, any rights or immunities under any Owned Intellectual Property or (v) impose any other material limitation, restriction, or condition on the right of any Business Subsidiary with respect to its use or distribution of any Technology or Intellectual Property therein.  “Open Source Materials” shall mean any software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).

(e)           The information technology infrastructure used by the Business Subsidiaries includes all such infrastructure required by such Business Subsidiaries to conduct their business substantially in the manner in which such business is being conducted on the date hereof. Each Business Subsidiary has commercially reasonable disaster recovery and business continuity procedures and policies in place.

(f)            The Business Subsidiaries have taken reasonable steps to protect and preserve trade secrets included within and the confidentiality of all Technology with respect to which they wish to maintain confidentiality and that is not otherwise disclosed in published patents or patent applications or registered copyrights.

(g)           Each current and former employee and contractor of any Business Subsidiary who is or was involved in, or who has contributed to, the creation or development of any Technology has executed and delivered (and to the knowledge of the Seller, is in compliance with) a written agreement, includes reasonable protections for the Business Subsidiaries’ proprietary and confidential information and which provides written assignments to the Business Subsidiary of all rights, title and interests in and to the Technology (and Intellectual Property embodied therein) conceived or developed thereunder but not already owned by the Business Subsidiary by operation of law; provided, however, that with respect to matters relating to former employees on or before October 25, 2011, the Seller makes such representations based on its knowledge.

(h)           The Business Subsidiaries take commercially reasonable efforts to protect Business Software from viruses, worms, trojan horses and other known infections or intentionally harmful routines.  “Business Software” means software that is (i) used in the operation of the business of any Business Subsidiary, including, but not limited to, that operated by any Business Subsidiary on its web sites or used by any Business Subsidiary in connection with processing customer orders, storing customer information, or storing or archiving data, or (ii) manufactured, distributed, sold, licensed or marketed by any Business Subsidiary.

(i)            To the knowledge of the Seller, there are no defects or errors in any Business Software or other Technology, which defects or errors would reasonably be expected to have a Material Adverse Effect on the business of the Business Subsidiaries.

(j)            The Business Subsidiaries have complied with their respective privacy policies relating to the use, collection, storage, disclosure and transfer of any personally identifiable information collected or obtained by them or by third parties having authorized access to the records of the any Business Subsidiary.  No Business Subsidiary has received a complaint regarding the use, collection, storage, disclosure or transfer of personally identifiable information.  With respect to all personally identifiable information collected or obtained by the Business Subsidiaries, they have taken steps reasonably necessary (including implementing and monitoring compliance with adequate measures with respect to technical and physical security) in an effort to ensure that the personally identifiable information is protected against loss and against unauthorized access, use, modification, disclosure or other misuse.  To the knowledge of the Seller, there has been no unauthorized access to or other misuse of such personally identifiable information.

(k)           All Owned Intellectual Property is fully transferable, alienable and licensable by the Business Subsidiaries without restriction and without payment of any kind to any third party and each item of Owned Intellectual Property is solely and exclusively owned, free and clear of any Liens other than Permitted Liens, by one of the Business Subsidiaries.  “Owned Intellectual Property” means any and all Intellectual Property in the Technology that is owned, purported to be owned, filed by, held in the name of any of the Business Subsidiaries.

(l)            The Owned Intellectual Property and Licensed Intellectual Property owned or used by the Business Subsidiaries immediately prior to Closing will be owned or available for use (as applicable) by the Business Subsidiaries on identical terms and conditions immediately after Closing.  Seller agrees that any license, sublicense or other agreement required to be listed in Section 3.11(b) of the Disclosure Schedule shall be deemed to be a Material Contract for the purposes of the representations and warranties set forth in Section 3.13(b) of this Agreement.

Section 3.12          Environmental Matters.  Except for any matters disclosed in Section 3.12 of the Disclosure Schedule:  (a) to the knowledge of the Seller, the Business Subsidiaries are in material compliance with all applicable Environmental Laws; (b) in the past year, and to the knowledge of the Seller for any period of time prior to that, the Business Subsidiaries have not placed any Hazardous Material on any of the Leased Real Properties in violation of any Environmental Laws; (c) no Hazardous Material has been disposed of or released in violation of any applicable Environmental Law by any Business Subsidiary from any Leased Real Property during the period during which such Business Subsidiary owned or operated such real property since December 31, 2009; (d) the Business Subsidiaries have not received, in writing, any notice, demand letter or request for information from any Governmental Authority indicating that such Business Subsidiary may be in violation of any applicable Environmental Law in connection with the ownership or operation of the Business; and (e) the Business Subsidiaries have received no written notice of any civil, criminal or administrative Actions against any Business Subsidiary relating to any violation, or alleged violation, of any Environmental Law.

Section 3.13          Material Contracts.

Section 3.13(a) of the Disclosure Schedule sets forth a list of each Contract of any of the Business Subsidiaries (each such Contract required to be listed, whether or not actually listed, being a “Material Contract”):

(i)            Between any of the Business Subsidiaries and either a Material Supplier or a Material Customer (excluding, for the avoidance of doubt, purchase orders and invoices corresponding to such Contracts);

(ii)           all Contracts with any Governmental Authority to which the Business Subsidiaries are a party;

(iii)          all Contracts that (A) restrict or purport to limit the ability of the Business Subsidiaries or the Seller to engage in any line of business or compete with any person in any line of business or to compete with any party or in any geographic area or during any period of time, (B) grant any exclusive rights to make, sell or distribute the products of the Business Subsidiaries (or would grant exclusive rights to make, sell or distribute products of Buyer or any of its Affiliates following Closing), (C) grant to a third party any exclusive right to any Intellectual Property of the Business Subsidiaries or the Seller, (D) otherwise specifically prohibit or limit the right of the Business Subsidiaries or the Seller to sell or distribute any products or services anywhere, or (E) provide for most favored customer pricing provisions, rights of first refusal, rights of first negotiation or similar rights;

(iv)          all Contracts of the Business Subsidiaries providing for indemnification of any officer, director, employee or agent of the Business Subsidiaries;

(v)           any Contract for Debt not being repaid at or prior to the Closing;

(vi)          any joint venture or partnership contract, arrangement or commitment, or any other Contract which has involved, or is reasonably expected to involve, a sharing of revenues, profits, cash flows, expenses or losses by the Business Subsidiaries with any other party;

(vii)         any Contract pursuant to which (1) the Business Subsidiaries have outstanding obligations to make contingent payments in respect of the business, entity or assets acquired, (2) the business, entity or assets acquired (or the former stockholders or other owners thereof) have ongoing indemnification obligations to the Business Subsidiaries and (3) the Business Subsidiaries have ongoing indemnification obligations to the business, entity or assets acquired (or the former officers, directors or stockholders or other owners thereof); and

(viii)        any settlement entered into within three (3) years prior to the date of this Agreement other than releases immaterial in nature or amount entered into by the Business Subsidiaries in the ordinary course of business.

(b)           Each Material Contract is a legal, valid and binding obligation of one of the Business Subsidiaries, and, to the knowledge of the Seller, each other party to such Material Contract, and is enforceable against the applicable Business Subsidiary, and, to the knowledge of the Seller, each such other party in accordance with its terms subject, in each case, to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). To the Seller’s knowledge (which knowledge qualifier shall apply only in the case of breaches, violations or defaults by parties other than the Business Subsidiaries and in the case of rights by the Business Subsidiaries to declare, accelerate, cancel, terminate or modify), within three (3) years prior to the date of this Agreement, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, (i) result in a breach or violation of, or default under, any Material Contract, (ii) give any Person the right to declare a default, seek damages or exercise any other remedy under any Material Contract, (iii) give any Person the right to accelerate the maturity or performance of any Material Contract, (iv) give any Person the right to cancel, terminate or modify any Material Contract or (v) give any Person the right to a chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract.  The Seller has delivered or made available to Buyer (or its designated advisors) accurate and complete copies of all Material Contracts.  Section 3.13(a) of the Disclosure Schedule provides an accurate description of the terms of each Material Contract that is not in written form.

Section 3.14          Employment and Employee Benefits Matters.

(a)           Section 3.14(a) of the Disclosure Schedule sets forth a list of (i) all material employee benefit plans including, in relation to employees of the Business employed in the United States within the meaning of Section 3(3) of ERISA); (ii) all material retirement, welfare benefit bonus, stock option, stock purchase, restricted stock, incentive, supplemental retirement, deferred compensation, retiree health, life insurance, severance, vacation or other employee benefit plans, programs, policies or arrangements and (iii) all individual employment, retention, termination, separation, severance or other similar contracts, in each case, pursuant to which any of the Seller or any of the Business Subsidiaries or their respective Affiliates currently has any obligation with respect to any employee of the Business, other than governmental plans or arrangements (the plans, programs, policies, arrangements and contracts described in clauses (i), (ii) and (iii) above are hereinafter referred to as the “Employee Plans”); provided, however, that individual employment agreements for employees of the Business employed outside the United States (“Non-U.S. Employment Agreements”) shall not be separately identified in Section 3.14(a) of the Disclosure Schedule solely to the extent such disclosure is prohibited by applicable Law; provided, further, Seller shall have previously provided such non-disclosed information in writing.  The Employee Plans that are sponsored by the Seller or any of its Affiliates (other than the Business Subsidiaries) are referred to as the “Seller Plans,” and the Employee Plans that are sponsored by the Business Subsidiaries are referred to as the “Subsidiary Plans.”  Except as set forth in Section 3.14(a) of the Disclosure Schedule, the Seller has previously made available to Buyer a complete and correct copy of each Employee Plan.

(b)           Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS that it is so qualified, and each related trust that is intended to be exempt from United States federal income Tax pursuant to Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and, to the knowledge of the Seller, no fact or event has occurred since the date of such determination letter that could reasonably be expected to materially adversely affect such qualification or exemption, as the case may be.

(c)           Neither the Seller nor any of the Business Subsidiaries has incurred any material liability under or arising out of Title IV of ERISA that has not been satisfied in full (other than any liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), and to the knowledge of the Seller, no fact or event exists that could reasonably be expected to result in such a material liability to the Business Subsidiaries following the Closing Date.

(d)           Each Subsidiary Plan has been operated in all material respects in accordance with the requirements of all applicable Laws, including, in the case of United States plans, ERISA and the Code.

(e)           As of the date hereof, there are no formal organizational campaigns, petitions or, to the knowledge of the Seller, any other material activities seeking recognition of a trade union in the Business, nor have the Seller or Business Subsidiaries taken any action or inaction which may reasonably be construed as recognition of such trade union, and there are no material trade disputes or other union representation questions or complaints before any labor board or Governmental Authority that, in either case, has had, or could reasonably be expected to have, a Material Adverse Effect.  There are no material strikes, slowdowns or work stoppages pending or, to the knowledge of the Seller, threatened, and no such material strike, slowdown or work stoppage has occurred within the three years preceding the date hereof.

(f)            None of the Seller, the Business Subsidiaries or their respective Affiliates is, to the knowledge of the Seller, subject to any pending investigation from any labor inspection or similar Governmental Authority which could reasonably be expected to result in any material liability to the Business Subsidiaries, nor to the Seller’s knowledge, are there any circumstances existing which might lead to such an investigation.

(g)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with another event, will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute, forgiveness of indebtedness or otherwise) becoming due under any Employee Plan, whether or not such payment is contingent, (ii) increase any benefits otherwise payable under any Employee Plan or other arrangement, or (iii) result in the acceleration of the time of payment, vesting or funding of any benefits.  No Employee Plan provides, or reflects or represents any liability to provide, health, disability, or life insurance benefits or coverage after an employee’s or former employee’s retirement or other termination of employment, except to the extent required by Law.

(h)           Except as required by applicable Law, no past employee has a right to return to work or has or may have a right to be reinstated or re-engaged by any of the Business Subsidiaries.

(i)            Except as required by applicable Law or as provided under an Employee Plan, the Business Subsidiaries are not liable to make any redundancy payments to any person.

(j)            Save to the extent (if any) to which provision or allowance has been made in the Financial Statements: (i) no material liability has been incurred by the Business Subsidiaries for breach of any contract of service or for services, for redundancy payments, protective awards or for compensation for wrongful dismissal, unfair dismissal or a discriminatory dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for any other liability accruing from the termination of any contract of employment or for services; and (ii) within the past three years, no claims have been made against the Business Subsidiaries for equal pay, discrimination, sexual or other harassment.

(k)           The Business Subsidiaries have in relation to each of their employees (and, so far as relevant, to each of its former employees) materially complied with all obligations imposed on it by Laws relevant to the relations between it and its employees or the conditions of service of its employees.

Section 3.15          Assets; Absence of Liens and Encumbrances; Real Property.

(a)           Except as set forth in Section 3.15 of the Disclosure Schedule, the Business Subsidiaries own, lease or have the legal right to use all of the assets, properties and rights of every kind, nature, character and description, including, without limitation, real property and personal property (other than Intellectual Property, which is covered by Section 3.11 hereof), used in the conduct of the Business or otherwise owned or leased by the Business Subsidiaries and (all such properties and assets being the “Assets”).  Such Assets constitute all of the assets that are reasonably necessary for the continued operation of the Business.  Section 3.15 of the Disclosure Schedule sets forth a complete and accurate list of (i) all personal property owned or leased by Company or any Subsidiary with an individual value of $50,000 or greater per item and (ii) all personal property of the Business Subsidiaries subject to capitalized equipment leases. The Business Subsidiaries have good and marketable title to, or, in the case of leased or subleased Assets, valid and subsisting leasehold interests in, all the Assets, free and clear of all Liens, except for Permitted Liens.  The equipment of the Business Subsidiaries used in the operations of the Business is, taken as a whole, in good operating condition and repair, ordinary wear and tear excepted.

(b)           The Business Subsidiaries do not own any real property.  Section 3.15(b) of the Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Business Subsidiaries or otherwise used or occupied by the Business Subsidiaries (to the extent required to be listed, whether or not actually listed, the “Leased Real Property”).  The Leased Real Property is free and clear of all Liens, except for Permitted Liens and:

(i)            Liens that secure Debt that is reflected on the Reference Balance Sheet;

(ii)           Liens listed in Section 3.15(b) of the Disclosure Schedule and any other easements, covenants, rights of way and other similar restrictions that are reflected on the public records for the jurisdictions where such Leased Real Property is located;

(iii)          zoning, building and other generally applicable land use restrictions; and

(iv)          Liens that have been placed by a third party on the fee title of real property constituting Leased Real Property or property over which any of the Business Subsidiaries has easement rights, and subordination or similar agreements relating thereto.

(c)           To the knowledge of the Seller, all leases and subleases for the Leased Real Property under which any of the Business Subsidiaries is a lessee or sublessee are in full force and effect and are enforceable in accordance with their respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).  Since December 31, 2009, no written notices of default under any such lease or sublease for any Leased Real Property have been sent or received by any Business Subsidiary.

Section 3.16          Insurance.  Except as set forth in Section 3.16 of the Disclosure Schedule, the insurance policies for the Business Subsidiaries are maintained by the Seller. True and correct copies of the standalone insurance policies listed on Section 3.16 of the Disclosure Schedule have been made available to Buyer and are in full force and effect.  To the knowledge of the Seller, no notice has been received by the Seller or any Business Subsidiary from any insurance carrier purporting to cancel or refuse renewal, reduce or dispute coverage under any such stand-alone policy.  Section 3.16 of the Disclosure Schedule includes a complete and correct list of all claims (including a reasonably detailed summary thereof and a statement regarding the current status of the applicable claim) made from December 31, 2009 to the date hereof or which currently remain open or unresolved with respect to the Business Subsidiaries under the stand-alone policies or under any of the Seller policies.  Premiums or other payments due under all such stand-alone policies have been paid in full.

Section 3.17          Taxes.

(a)           All income and other material Tax Returns or claim or calculation of material Tax Relief required to be filed by or with respect to any Business Subsidiary have been duly and timely filed (or, if due between the date hereof and the Closing Date, will be duly and timely filed), and each such Tax Return correctly and completely reflects Liabilities for Taxes and all other information required to be reported thereon in all material respects.  All material Taxes owed by any Business Subsidiary have been timely paid (or, if due between the date hereof and the Closing Date, will be duly and timely paid).  The Business Subsidiaries have adequately provided for, in their Financial Statements and their books of account and related records, Liabilities for all unpaid Taxes (that are current Taxes not yet due and payable).  No Business Subsidiary is the beneficiary of any extension of time within which to file any Tax Return, nor have any of the Business Subsidiaries made (or had made on their behalf) any requests for such extensions.

(b)           Neither entering into this Agreement nor Closing will result in the denial or withdrawal of any Tax Relief sought or granted on or before Closing or result in any material income, profit or gain arising or accruing which will affect the Tax position of the Transferred Subsidiary.

(c)           Since the Fiscal Year End Financial Statements Date:

(i)            no accounting period of the Transferred Subsidiary has ended or could be treated as having ended;

(ii)           the Transferred Subsidiary has not been involved in any transaction for which any statutory tax clearance or other tax clearance commonly obtained by companies carrying on businesses similar to those carried on by the Transferred Subsidiary has been sought or obtained or ought to have been sought or obtained;

(iii)          there has been no:

(A)          disposal of any asset (including trading stock) by the Transferred Subsidiary; or

(B)          supply of any service or business facility of any kind (including a loan of money or the letting, hiring or licensing of any property whether tangible or intangible) by the Transferred Subsidiary, in a non-arm’s length transaction with an Affiliate of the Transferred Subsidiary where the consideration actually received or receivable for such disposal or supply was less than the consideration which could be deemed to have been received for Tax purposes; and

(iv)          no event has occurred which will (or may) give rise to a material Liability to Tax of the Transferred Subsidiary where such liability would be computed by reference to deemed income, profits or gains;

(d)           The Transferred Subsidiary has not undergone a major change in the nature and conduct of a trade within the meaning of section 401 of the Taxes Consolidation Act 1997 of Ireland as amended within the last three (3) years.

(e)           There is no dispute or disagreement outstanding with any Tax Authority with respect to a Business Subsidiary for which notice has been provided, or which is asserted or threatened in writing, or which is otherwise known to any Stockholder or any Acquired Company. The amount of any liability to Tax of the Transferred Subsidiary has not, to any material extent, depended on any arrangement or concession (in either case whether formal or informal) with any Tax Authority.

The Transferred Subsidiary is not and has not been part of a VAT group for Irish VAT purposes .The Transferred Subsidiary is registered for VAT in Ireland and is not registered for VAT in any jurisdiction other than Ireland .The Transferred Subsidiary has not been required by any Tax Authority to give security (or further security) as a condition of supplying goods or for purposes of a taxable supply.  The Transferred Subsidiary has not applied to waive its right to exemption from VAT in relation to any immovable goods nor does any Business Subsidiary engage of (nor has engaged in) the letting of immovable goods.

The Transferred Subsidiary is not a capital goods owner as defined in section 63(1) VATCA.

(f)            Each Business Subsidiary has duly and properly accounted to the appropriate Tax Authority for all employment related taxes and social security contributions and similar levies and charges (including PAYE, PRSI and universal social charge) by making such deductions as are required by law from all payments made (or deemed to be or treated as made) by it (or on its behalf or for which it is otherwise required to account).

(g)           The Transferred Subsidiary has not repaid any share capital.

The Transferred Subsidiary has not issued any share capital or security as paid-up otherwise than by the receipt of new consideration.

(h)           All documents to which the Transferred Subsidiary is a party and under which the Transferred Subsidiary has any rights or in respect of which any Business Subsidiary is an accountable person have been duly stamped with the correct amount of stamp duty, paid within the applicable time limits, except to the extent that an exemption or relief from stamp duty has been granted.

(i)            The Transferred Subsidiary has not made a claim to or filing with a Tax Authority for a relief from stamp duty.

The Transferred Subsidiary has not acquired or disposed of any asset or entered into any a non-arm’s length transaction with an Affiliate of the Transferred Subsidiary.

(j)            The Transferred Subsidiary has not been involved in any transaction falling within the provisions of section 621 TCA (Depreciatory Transactions in a Group) or section 622 TCA (Dividend Stripping) or Part 21 TCA (Mergers, Divisions and Transfers of Assets) or any other similar provisions as applicable.

(k)           The Transferred Subsidiary has not made a mandatory disclosure to a Tax Authority in respect of a transaction or a proposed transaction which enables any person to obtain a tax advantage and no circumstances exist which mean that a Business Subsidiary should have made such a disclosure but failed to do so.

(l)            The Transferred Subsidiary has not been involved in any transaction which may be designated as a “tax avoidance transaction” within the meaning of Section 811 of the Taxes Consolidation Act of 1997 of Ireland, as amended.

(m)          Each Business Subsidiary has withheld and timely paid all material Taxes required to have been withheld or paid with respect to payments by it.

(n)           There is no pending dispute or claim concerning any Liabilities for any material Taxes with respect to any Business Subsidiary, for which notice has been provided to any Business Subsidiary.  No Business Subsidiary has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency, which waiver or extension is outstanding as of the date hereof.  No claim has ever been made by a Governmental Authority in a jurisdiction where a Business Subsidiary does not file Tax Returns that Company or any Business Subsidiary is or may be subject to taxation by that jurisdiction.

(o)           No Business Subsidiary is a party to, a beneficiary of or is subject to, any Tax allocation or sharing agreement which will require a payment following the Closing to a Person other than an Business Subsidiary.  No Business Subsidiary has any Liabilities for the Taxes of any Person (i) as a transferee or successor, (ii) by Contract, (iii) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign Law), or (iv) otherwise.

(p)           No Business Subsidiary has ever been a party (either as a distributing corporation, a distributed corporation or otherwise) to any transaction intended to qualify under Section 355 or Section 361 of the Code or any corresponding provision of state Law.  Each Business Subsidiary that is a U.S. corporation is in full compliance with all the reporting requirements of Section 6038A of the Code.  No Business Subsidiary has participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code.

(q)           None of the assets of any Business Subsidiary that is a U.S. corporation is property required to be treated as being owned by any other person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Code.  None of the assets of any Business Subsidiary that is a U.S. corporation directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code.  None of any Business Subsidiary that is a U.S. corporation is “tax-exempt use property” within the meaning of Section 168(h) of the Code.  No Business Subsidiary that is a U.S. corporation has ever elected to be treated as an S-corporation under Section 1362 of the Code or any corresponding provision of Federal or state Law.

(r)            Each Business Entity is in full compliance with the terms and conditions of any Tax exemption or Tax incentive, and the consummation of the Sale will not have any adverse effect on the continued validity or effectiveness of any such Tax exemption or Tax incentive.

(s)            No Business Subsidiary is, nor has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(t)            .  No Business Subsidiary that is a U.S. corporation has consummated or participated in, and is not currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Section 6662, 6011, 6111 or 6112 of the Code, the Regulations or other published guidance from the Internal Revenue Service.

(u)           No Business Subsidiary that is a U.S. corporation will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting, other than by reason of the transactions contemplated herein, for Tax purposes for a taxable period ending on or prior to the Closing Date (including, without limitation, by reason of Section 481 or 263A of the Code); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) intercompany transaction or excess loss account described in Section 1502 of the Code and the Treasury Regulations

promulgated thereunder (or any corresponding or similar provision of state, local or foreign income Tax Law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(v)           There is no Contract to which any Business Subsidiary is a party, including the provisions of this Agreement, that could, individually or collectively, result in the payment of any amount by a Business Subsidiary that would not be deductible by reason of Sections 280G, 162 or 404 of the Code.  There is no contract, agreement, plan, or arrangement to which any Business Subsidiary is a party or by which it is bound to compensate any employee for excise taxes paid pursuant to Section 4999 of the Code.  No Business Subsidiary has granted any compensation, equity or award under an Employee Plan that could be deemed deferred compensation subject to the additional 20% tax under Section 409A of the Code.

(w)          No Business Subsidiary is, nor at any time has been, a passive foreign investment company within the meaning of Section 1297 of the Code; no Business Subsidiary that is not a United States person (I) is, or at any time has been, engaged in the conduct of a trade or business within the United States or treated as or considered to be so engaged or (II) has, or at any time has had, an investment in ‘United States property’ within the meaning of Section 956(c) of the Code; No Business Subsidiary is, or at any time has been, subject to (I) the dual consolidated loss provisions of the Section 1503(d) of the Code, (II) the overall foreign loss provisions of Section 904(f) of the Code or (III) the re-characterization provisions of Section 952(c)(2) of the Code.

(x)           Each Business Subsidiary’s records includes all agreements, rulings, settlements or other Tax documents relating to Tax incentives between a Business Subsidiary and any Governmental Authority.

(y)           The Transferred Subsidiary has used commercially reasonable efforts to obtain, keep and give complete and correct records, invoices and other documents appropriate or required for Tax purposes, including any claims or elections made to determine the Tax liability or Tax Relief to calculate the Tax liability that would arise on any disposal or on the realization of any material asset owned by the Transferred Subsidiary at Closing.

Section 3.18          Brokers.  Except for Canaccord Genuity Corp., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Seller in connection with the origination, negotiation or execution of this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or any of the Business Subsidiaries.

Section 3.19          Foreign Corrupt Practices Act.  The Business Subsidiaries and, to the Seller’s knowledge, each employee, officer, director, affiliate and agent thereof, have complied with and are in compliance with, and none of them has taken any action that has violated the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the OECD Convention on Combating Bribery of Foreign Public Officials in International Transactions, dated November 21, 1977, any other Laws that prohibit commercial bribery or money laundering, and the standards established by the Financial Action Task Force on Money Laundering.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Seller that:

Section 4.01          Incorporation and Authority of the Buyer.  The Buyer is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary corporate or other entity power to enter into this Agreement and to consummate the transactions contemplated by, and to carry out its obligations under, this Agreement.  The execution and delivery of this Agreement by the Buyer, the consummation by the Buyer of the transactions contemplated by, and the performance by the Buyer of its obligations under, this Agreement have been duly authorized by all requisite corporate or other entity action on the part of the Buyer.  This Agreement has been duly executed and delivered by the Buyer, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitute legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with its terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 4.02          Qualification and Authority of the Buyer.  The Buyer has the corporate or other entity power and authority to operate its business as now conducted.  The Buyer is duly qualified to do business and, to the extent legally applicable, is in good standing in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification necessary, except for jurisdictions where the failure to be so qualified or in good standing would not materially impair or delay the ability of the Buyer to consummate the transactions contemplated by, or perform its obligations under, this Agreement.

Section 4.03          No Conflict.  Provided that all consents, approvals, authorizations and other actions described in Section 4.04  have been obtained or taken, except as otherwise provided in this Article IV, the execution, delivery and performance by the Buyer of this Agreement and the consummation by the Buyer of the transactions contemplated by this Agreement do not and will not (a) materially violate or conflict with the Organizational Documents of the Buyer, (b) materially conflict with or violate any Law or Governmental Order applicable to the Buyer or (c) conflict with, result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, any material Contract to which the Buyer is a party.

Section 4.04          Consents and Approvals.  The execution and delivery by the Buyer of this Agreement does not, and the performance by the Buyer of, and the consummation by the Buyer of the transactions contemplated by, this Agreement will not, require any material consent, approval or authorization, or any material filing with or notification to, any Governmental Authority, except where the failure to obtain such consent, approval or authorization or to make such filing or notification, would not prevent or materially delay the Buyer from consummating the transactions contemplated by, or performing any of its material obligations under this Agreement.

Section 4.05          Absence of Restraints; Compliance with Laws.

(a)           To the knowledge of the Buyer, there exist no facts or circumstances that could reasonably be expected to materially impair or delay the ability of the Buyer to consummate the transactions contemplated by, or to perform its obligations under, this Agreement.

(b)           The Buyer and its Affiliates are not in violation of any Laws or Governmental Orders applicable to it or them or by which any of its or their assets is bound or affected, except for violations the existence of which would not reasonably be expected to materially impair or delay the ability of the Buyer to consummate the transactions contemplated by, or to perform its obligations under, this Agreement.

Section 4.06          Investment Intent.  Buyer is acquiring the Shares pursuant to this Agreement solely for its own account and with no intention of distributing or reselling such shares or any part thereof, or interest therein, in any transaction that would be in violation of the Securities Act, or any other securities Laws of the United States of America or any state thereof, it being agreed that the representation herein shall in no way be deemed to apply to any transfer of Shares among wholly-owned direct or indirect subsidiaries of Buyer.

Section 4.07          Financial Ability.  Buyer and its Affiliates, collectively, have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 4.08          Brokers.  Except for Blackstone Advisory Partners LP, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from the Buyer or its Affiliates in connection with the origination, negotiation or execution of this Agreement or the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer or any of its Affiliates, and any such fee or commission will be paid for solely by the Buyer.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.01          Confidentiality.  The terms of the non-disclosure agreement dated December 12, 2012 (the “Confidentiality Agreement”) between the Buyer and the Transferred Subsidiary are incorporated into this Agreement by reference and shall continue in full force and effect until the Closing, at which time the confidentiality obligations under the Confidentiality Agreement shall terminate; provided, however, that (i) the Buyer’s confidentiality obligations shall terminate only in respect of that portion of the Confidential Information (as defined in the Confidentiality Agreement) exclusively relating to the Business and (ii) the Buyer’s non-solicitation obligations shall terminate with respect to the Business.  If, for any reason, the sale of the Shares is not consummated, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

Section 5.02          Regulatory and Other Authorizations; Consents.

(a)           The Buyer and Seller shall each use its respective commercially reasonable efforts to (i) promptly obtain all authorizations, consents, orders and approvals of all Governmental Authorities that may be, or become, necessary for its execution and delivery of, performance of its obligations pursuant to, and consummation of the transactions contemplated by, this Agreement, (ii) take all such actions as may be requested by any such Governmental Authority to obtain such authorizations, consents, orders and approvals and (iii) avoid the entry of, or to effect the dissolution of, any decree, order, judgment, injunction, temporary restraining order or other order in any suit or proceeding, that would otherwise have the effect of preventing or materially delaying the consummation of the transactions contemplated by this Agreement.  The Seller will cooperate with the reasonable requests of the Buyer in seeking promptly to obtain all such authorizations, consents, orders and approvals.  Neither the Seller nor the Buyer shall take any action that they should be reasonably aware would have the effect of materially delaying, impairing or impeding the receipt of any required approvals.

(b)           Each party to this Agreement shall promptly notify the other parties of any oral or written communication it receives from any Governmental Authority relating to the transactions that are the subject matter of this Agreement, permit the other parties to review in advance any communication proposed to be made by such party to any Governmental Authority and provide the other parties with copies of all correspondence, filings or other communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand.  No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement, the parties to this Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing.

(c)           Each party to this Agreement agrees to cooperate in obtaining any other consents and approvals that may be required in connection with the transactions contemplated by this Agreement.

Section 5.03          Insurance.

(a)           From and after the Closing, the Business Subsidiaries shall cease to be insured by the Seller’s or its Affiliates’ insurance policies or by any of their self-insured programs, other than by any insurance policies acquired directly by and in the name of one or more Business Subsidiaries or self-insurance programs of the Business Subsidiaries directly while an Affiliate or Subsidiary of the Seller.

(b)           Notwithstanding Section 5.03(a), with respects to acts, omissions, events or circumstances relating to the Business Subsidiaries that occurred or existed prior to the Closing Date that are covered by the Seller’s or its Affiliates’ occurrence-based third party liability insurance policies, the Business Subsidiaries may make claims under such policies and programs subject to the terms and conditions of such policies, programs and this Agreement, to the extent such coverage and limits are available, provided, however, that the Business Subsidiaries shall notify the Seller of all such covered claims.  For the avoidance of doubt, neither the Buyer nor the Business Subsidiaries shall have any right after the Closing to make claims or seek coverage under any of the Seller’s or its Affiliates’ claims-made or occurrence-reported liability policies, or property insurance policies (which include property, terrorism, transit, and construction-all-risk) arising from the operations of the Business after the Closing.

(c)           Notwithstanding Section 5.03(b), as of the second anniversary of this Agreement, the Business Subsidiaries shall no longer be permitted and shall have no right to make any such claims or seek any benefits under occurrence-based third party general liability and products liability insurance policies of the Seller or its Affiliates (other than those of the Business Subsidiaries).

(d)           The Seller shall retain exclusive right to control its insurance policies and programs, including the right to exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of its insurance policies and programs and to amend, modify or waive any rights under any such insurance policies and programs, notwithstanding whether any such policies or programs apply to any Liabilities or claims the Business Subsidiaries have made or could make in the future, and the Business Subsidiaries shall not, without the written consent of the Seller (not to unreasonably be withheld, delayed or conditioned), erode, exhaust, settle, release, commute, buy-back or otherwise resolve disputes with respect to any of the Seller’s or its Affiliates’ insurance policies and programs, or amend, modify or waive any rights under any such insurance policies and programs.  The Business Subsidiaries shall at Seller’s expense cooperate with the Seller and share such information as is reasonably necessary in order to permit the Seller to manage and conduct its insurance matters as it deems appropriate.

(e)           At Closing, the Business Subsidiaries will be required to have in effect all insurance programs necessary to comply with all the Business Subsidiaries’ contractual obligations.

Section 5.04          Termination of Rights to the Seller Name and the Seller Marks.  As soon as practicable after the Closing Date (and in any event within thirty (30) days thereafter), the Buyer shall and shall cause each of its Affiliates (which shall include the Business Subsidiaries) to (i) cease and discontinue all uses of the Seller Name and the Seller Marks and (ii) complete the removal of the Seller Name and the Seller Marks from all products, signage, vehicles, properties, technical information, promotional materials and other property.

Section 5.05          Resignation of Officers and Directors.  The Seller will (i) remove each of the officers of the Transferred Subsidiary effective immediately prior to the Closing and (ii) cause each director of the Transferred Subsidiary to deliver a letter of resignation with respect to such director’s position with the Transferred Subsidiary within five (5) Business Days following the Closing; and the Seller shall indemnify the Buyer for any actions taken by any officers or directors of the Business Subsidiaries who have not resigned as of the Closing.

Section 5.06          Minutes Books.  Within ten (10) Business Days following the Closing, the Seller shall deliver or cause to be delivered to the Buyer the Organizational Documents, the seal, statutory books, registers and minute books of each of the Business Subsidiaries.

Section 5.07          Further Action.

(a)           Each of the Seller and the Buyer (i) shall execute and deliver, or shall cause to be executed and delivered, such documents and other papers and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of this Agreement and give effect to the transactions contemplated by this Agreement, (ii) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing and (iii) without limiting the foregoing, shall use its reasonable efforts to cause all of the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement to be met on or prior to the Termination Date.

(b)           If, after the Closing, the Seller or its Affiliates receive any funds that are the property of the Buyer or its Affiliates (including the Business Subsidiaries), the Seller shall, or shall cause one of its Affiliates to, remit any such funds promptly to Buyer or such Affiliate.  If, after the Closing, the Buyer or its Affiliates (including the Business Subsidiaries) receive any funds that are the property of the Seller or its Affiliates, the Buyer shall, or shall cause one of its Affiliates to, remit any such funds promptly to such Seller or such Affiliate.

(c)           Each party shall give prompt written notice to the other party of any failure to comply with or satisfy in any material respect any of the covenants, conditions or agreements to be complied with or satisfied by it hereunder.

Section 5.08          Non-Solicitation.

(a)           For a period of one (1) year from the Closing Date, none of the Seller, its Subsidiaries or any of their respective officers, directors or employees shall, directly or indirectly, solicit for employment or hire any individual who is an employee of a Business Subsidiary immediately prior to Closing; provided that the Seller, its Subsidiaries and their officers, directors and employees shall not be precluded from soliciting or hiring any such person who (i) has been terminated by a Business Subsidiary prior to commencement of employment discussions between the Seller, its Subsidiaries or any of their officers, directors or employees and such person, (ii) responds to general or public solicitation not targeted at such persons (including by a bona fide search firm) or (iii) initiates discussions regarding such employment without any direct or indirect solicitation by the Seller, its Subsidiaries or any of their officers, directors or employees.

(b)           For a period of one (1) year from the Closing Date, none of the Buyer, its Affiliates (including the Business Subsidiaries) or any of their respective officers, directors or employees shall, directly or indirectly, solicit for employment or hire any individual who was an employee of the Seller or its Affiliates with whom the Buyer, its Affiliates or any of their officers, directors or employees has had contact or who (or whose performance) became known to the Buyer, its Affiliates or any of their officers, directors or employees in connection with the sale of the Business; provided that the Buyer, its Affiliates and their officers, directors and employees shall not be precluded from soliciting or hiring any such person who (i) has been terminated by the Seller or its Affiliates prior to commencement of employment discussions between the Buyer, its Affiliates or any of their officers, directors or employees and such person, (ii) responds to general or public solicitation not targeted at such persons (including by a bona fide search firm) or (iii) initiates discussions regarding such employment without any direct or indirect solicitation by the Buyer, its Affiliates or any of their officers, directors or employees.

(c)           Each of the Seller and the Buyer acknowledges that the time, scope and other provisions of this Section 5.08 have been specifically negotiated by sophisticated commercial Persons, and specifically hereby agree that such time, scope and other provisions are reasonable under the circumstances.  It is further agreed that other remedies cannot fully compensate the Seller or the Buyer, as the case may be, for a violation by the Buyer or the Seller, as the case may be, of the terms of this Section 5.08, and that the Buyer or the Seller, as the case may be, shall be entitled to injunctive relief to prevent any such violation or continuing violation by the other party or its Affiliates.  It is the intent and understanding of each party hereto that, if, in any Action, any term, restriction, covenant or promise herein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable.

Section 5.09          Special Payment.  Seller shall make a payment to Buyer of $800,000 on or before March 1, 2013 to assist Buyer with respect to certain post-Closing retention bonuses.  Except for such payments, Seller shall have no other obligation or liability with respect to any such retention payments.

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01          Assumption of Subsidiary Plans.  The Buyer shall assume, and shall cause the Business Subsidiaries to assume or retain, as applicable, all obligations and liabilities in respect of Subsidiary Plans.

Section 6.02          Credit For Service.  The Buyer agrees that service of Employees with the Seller and its Affiliates (including the Business Subsidiaries) before the Closing Date (including any credited predecessor service) shall be credited for all purposes under the employee benefit plans, programs and arrangements (to the extent permitted under the applicable Employee Plan) of the Buyer and its Affiliates (including the Business Subsidiaries) following the Closing Date, to the same extent such service was counted under the applicable corresponding Employee Plan, except to the extent that such credit would result in duplication of benefits.

Section 6.03          Welfare Benefits.  The Buyer shall provide, or shall cause the Business Subsidiaries to provide, welfare benefits of the type described in Section 3(1) of ERISA (“Welfare Benefits”) so as to ensure uninterrupted coverage of Employees in the United States (“U.S. Employees”). Such plans shall grant credit for amounts paid by the U.S. Employees during the applicable plan year preceding the Closing Date (including applicable deductibles and annual out-of-pocket limits) and shall, with respect to each U.S. Employee, waive any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provision (except to the extent that such exclusion, provision, or requirement was applicable to such U.S. Employee under the applicable Employee Plan in effect immediately prior to the Closing Date).

Section 6.04          Qualified Plans and Defined Contribution Plans.Effective as of the Closing Date, each U.S. Employee shall cease participation and benefit accrual under, and each Business Subsidiary shall cease to be a contributing sponsor of, any Employee Plans that are intended to qualify under Section 401 of the Code (“Qualified Plans”), each of which is set forth on Schedule 6.04 of the Disclosure Schedule, and the Seller and its Affiliates shall (subject to the Buyer’s obligations set forth in this Section 6.04 to accept certain rollovers) retain all responsibility and liability for benefits accrued by U.S. Employees in Employee Plans that are Qualified Plans. Effective as of the Closing Date, the Buyer shall cover, or cause the Business Subsidiaries to cover, the U.S. Employees under one or more defined contribution plans and trusts intended to qualify under Section 401(a) and Section 501(a) of the Code (the “Buyer DC Plans”).  The terms of the Buyer DC Plans, or of each such Buyer DC Plan, shall provide that such U.S. Employees shall have the right to make direct rollovers to the applicable Buyer DC Plan of their accounts in the applicable defined contribution Qualified Plan of the Seller and its Affiliates, including a direct rollover of any notes evidencing loans made to such U.S. Employees.

Section 6.05          Exceptions.  Nothing contained in this Section 6.05 shall by itself be construed as requiring the Buyer and its Affiliates to continue any specific Plan or as preventing the Buyer and its Affiliates from terminating (or modifying the terms of) the employment of any specific Employee.  Nothing contained in this Section 6.05 shall constitute an amendment to any Employee Plan or other employee benefit plan, create any third party beneficiary rights or be enforceable by any employee of Seller or Buyer or their respective Affiliates.

ARTICLE VII

TAX MATTERS

Section 7.01          Liability for Taxes.

(a)           the Seller shall be responsible for, pay or cause to be paid, and shall indemnify the Buyer and each of its Subsidiaries and Affiliates (including the Business Subsidiaries after the Closing Date) (each a “Buyer Tax Indemnitee”) and hold each Buyer Tax Indemnitee harmless from and against (i) any and all Taxes of the Business Subsidiaries for any Pre-Closing Period, (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which any Business Subsidiary (or any predecessor thereof) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or foreign law or regulation, and (iii) any and all Taxes of any person imposed on a Business Subsidiary as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring on or before the Closing Date (other than (w) all Transfer Taxes for which the Buyer is responsible pursuant to Section 7.08, (y) any such Taxes reflected in the Initial Working Capital Statement or Final Working Capital Statement and (z) any such Taxes arising from or in connection with any breach by the Buyer or any of its Affiliates of any covenant contained in this Agreement (such Taxes described in (y) and (z), herein are referred to as “Excluded Taxes”).

(b)           The Buyer shall, except to the extent that such Taxes are the responsibility of the Seller under Section 7.01(a), be responsible for, pay or cause to be paid, and shall indemnify the Seller and its Subsidiaries and Affiliates (other than the Business Subsidiaries) (each a “Seller Tax Indemnitee”) and hold each Seller Tax Indemnitee harmless from and against all Transfer Taxes for which the Buyer is responsible pursuant to Section 7.08.

(c)           For all purposes of this Agreement, in determining the Taxes attributable to the Pre-Closing Period included in any Straddle Period and in determining Taxes in the Initial Working Capital Statement and the Final Working Capital Statement, (i) Property Taxes shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days during the Straddle Period that are in the Pre-Closing Period and the denominator of which is the number of calendar days in the entire Straddle Period, (ii) Taxes (other than Property Taxes) shall be computed as if such taxable period ended as of the end of the day on the Closing Date using a closing of the books method and (iii) notwithstanding Sections 7.01(c)(i) and (ii), any Taxes attributable to any election made by Buyer pursuant to Section 7.15 of this Agreement or any action taken by Buyer out of the ordinary course of business on the Closing Date after the Closing shall be allocated to the Post-Closing Period and are not contemplated by this Agreement.

Section 7.02          Preparation and Filing Responsibilities of Tax Returns.

(a)           Preparation and Filing of Tax Returns by Seller.  The Seller shall prepare and file, or cause to be prepared and filed, when due: (i) all Tax Returns for any affiliated group of which the Seller is the common parent, (ii) any Tax Return which includes the Seller or any other member of the Seller Group and (iii) any consolidated, combined or unitary Tax Return which includes the Seller or any of its Subsidiaries.  The positions reflected on such Tax Returns shall, to the extent permitted by applicable Law, be consistent with past practice of the Business Subsidiaries.

(b)           Preparation and Filing of Tax Returns by Buyer.

(i)            Tax Periods Ending on or Before the Closing Date.  The Buyer shall prepare, or cause to be prepared, and provide to the Seller for review, not less than 30 days before the due date for such Tax Returns, drafts of all Tax Returns of the Business Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date not described in Section 7.02(a) or solely in respect of Excluded Taxes.  The positions reflected on such Tax Returns shall, to the extent permitted by applicable Law, be consistent with past practice of the Business Subsidiaries.  The Seller shall provide any comments on such draft Tax Returns within 15 days of receipt and the Buyer shall, unless otherwise required by applicable Law, revise the draft Tax Returns to reflect the Seller’s reasonable comments prior to filing or causing the filing of such Tax Returns.  The Seller shall pay to the Buyer the amount of any unpaid Taxes with respect to such Tax Returns within five (5) days following any demand by the Buyer for such payment, except to the extent that such Taxes are Excluded Taxes or are allocable under Section 6.10(c) hereof to a Post-Closing Period.

(ii)           Tax Periods Beginning Before and Ending After the Closing Date.  The Buyer shall prepare, or cause to be prepared, and provide to the Seller for review, not less than 30 days before the due date for such Tax Returns, drafts of all Tax Returns of the Business Subsidiaries for all Straddle Periods other than Tax Returns or solely in respect of Excluded Taxes.  The positions reflected on such Tax Returns shall, to the extent permitted by applicable Law, be consistent with past practice of the Business Subsidiaries.  The Seller shall provide any comments on such draft Tax Returns within 10 days of receipt and the Buyer shall, unless otherwise required by applicable Law, revise the draft Tax Returns to reflect the Seller’s reasonable comments, to the extent Buyer believes they are reasonable, prior to filing or causing the filing of such Tax Returns.  The Seller shall pay to the Buyer, within five (5) days following any demand by the Buyer, with respect to such Tax Returns, an amount equal to the portion of any unpaid Taxes allocable to the Pre-Closing Period, except to the extent that such Taxes are Excluded Taxes.

(c)           Nothing done by the Buyer pursuant to this Section 7.02 shall in any respect restrict or reduce any rights the Buyer may have to make a claim against the Seller under in respect of any such Tax Liability as is mentioned in Section 7.01(a), except to the extent that Buyer has already been reimbursed for such Taxes.

Section 7.03          Cooperation and Exchange of Information.  From and after the Closing Date, each party hereto shall, and shall cause its Affiliates to, provide the other party hereto with such cooperation, documentation and information as either of them reasonably may request in connection with (a) filing any Tax Return or claim for refund, (b) determining a liability for Taxes, an indemnity or payment obligation under this Article VII or a right to a refund of Taxes, (c) conducting any Tax Proceeding (which shall include granting any powers of attorney reasonably requested by the party entitled to control a Tax Proceeding pursuant to Section 7.04) or (d) determining an allocation of Taxes between a Pre-Closing Period and a Post-Closing Period.  Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with all relevant accompanying schedules and work papers (or portions thereof) and other supporting documentation.

Section 7.04          Contests.

(a)           If any Tax Authority asserts a Tax Claim in respect of any Business Subsidiary, then the party hereto first receiving notice of such Tax Claim promptly shall provide written notice thereof to the other party or parties hereto within 15 Business Days of becoming aware of such Tax Claim.  Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of the relevant portion of any correspondence received from the Tax Authority.

(b)           The Buyer shall have exclusive right to control in all respects, including as to settlement, any Tax Proceeding in respect of any Business Subsidiary for any taxable period, and the Seller shall have the right to participate in such contest at its own expense in the event any such Tax Claim could result in an indemnification obligation, and the Buyer shall keep Seller fully informed of such contest.  The Buyer shall not settle or compromise any such contest without the consent of Sellers, which consent shall not be unreasonably withheld, denied or delayed.

Section 7.05          Tax Sharing Agreements.  All liabilities and obligations between the Seller or any member of the Seller Group (defined below), on the one hand, and the Business Subsidiaries, on the other hand, under any Tax allocation or Tax sharing agreement in effect prior to the Closing Date (other than this Agreement) shall cease and terminate as of the Closing Date.

Section 7.06          Due Date for Payment.  Where the Seller becomes liable to make any payment under this Article VII, the due date for payment shall be as follows where the Liability is a Liability of a Business Subsidiary to make an actual payment of Tax, the date falling 3 Business Days before the latest date on which that Tax is payable to the relevant Tax Authority in order to avoid incurring any liability to interest, fines, charges, surcharges or penalties.

Section 7.07          Tax Benefit.  The Buyer shall be entitled to any refund of (or credit of or against) or any other Tax Benefit in respect of any Taxes of the Business Subsidiaries for all Pre-Closing Periods and any Tax Benefit arising from the utilization or realization in a Post-Closing Period of any item of loss, deduction or credit arising in a Pre-Closing Period.

Section 7.08          Transfer Taxes and Irish Stamp Duty.

(a)           The Buyer shall be responsible for and shall pay all documentary, sales, use, registration, value added, transfer, stamp (including Irish stamp duty and costs, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement.

(b)           The Seller hereby warrants and represents that all documents to which the Transferred Subsidiary is a party and under which any Business Subsidiary has any rights or in respect of which the Transferred Subsidiary is an accountable person have been duly stamped with the correct amount of Irish stamp duty, paid within the applicable time limits, except to the extent that an exemption or relief from stamp duty has been granted.

(c)           The Seller hereby warrant and represent that no relief from Irish stamp duty previously granted will or may be withdrawn on or in connection with the sale of the Transferred Subsidiary pursuant to this Agreement.

(d)           The warranty given pursuant to section (a) is separate and distinct from the covenants provided under clause Section 7.01(a) and, in the event of any breach of such warranty, the Buyer shall be entitled to procure that the relevant document is stamped, or the stamp duty paid, together with any interest, penalty, fine or similar charge in respect thereof, and the Buyer shall be entitled to claim the stamp duty paid together with any interest, penalty, fine or similar charge from the Seller by way of liquidated damages for breach of the warranty.  The Buyer shall give the Seller no less than 15 Business Days’ notice of any proposed payment to be made pursuant to this subsection (c)

Section 7.09          Taxes Governed by Article VII.  Claims for indemnification with respect to Taxes shall be governed by this Article VII and Section 9.01(b) but not by any other provision of Article IX.

Section 7.10          Survival.  All rights and obligations under this Article VII shall survive the Closing Date and continue until the first anniversary of the Closing Date.

Section 7.11          Post-Closing Dispositions.  For the avoidance of doubt, the covenants of the Buyer and the Business Subsidiaries set forth in this Article VII shall apply to the Buyer and the Business Subsidiaries regardless of any post-Closing disposition of the Business Subsidiaries by the Buyer or any of its Subsidiaries.

Section 7.12          Tax Treatment of Payments.  The Seller, the Buyer, the Business Subsidiaries and their respective Affiliates shall treat any and all payments under this Article VII or Section 2.04 or Article IX as an adjustment to the Purchase Price for Tax purposes unless they are required to treat such payments otherwise by applicable Tax Laws.

Section 7.13          Section 338 Election.  At the option of the Buyer, the Buyer may make an election with respect to any of the Business Subsidiaries under Section 338(g) of the Code and under any comparable provision of state, local or foreign law for which a separate election is permissible.  The Buyer shall be fully responsible and shall indemnify the Seller for any Taxes incurred by the Seller resulting from the making of such election.

Section 7.14          Definitions.  For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(a)           “Property Taxes” means real, personal, and intangible ad valorem property Taxes.

(b)           “Seller Group” means the Seller and each of its Subsidiaries, other than the Business Subsidiaries.

(c)           “Tax Benefit” means the Tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable or increases tax basis, including any interest with respect thereto or interest that would have been payable but for such item.  For purposes of determining the amount and timing of any Tax Benefit, the Person that is or would be the recipient of the Tax Benefit shall be deemed to pay Tax at the highest marginal rate in effect in the taxable period such Tax Benefit is realized or utilized and shall be deemed to realize or utilize any Tax Benefit in the first taxable period that such Tax Benefit may be realized or utilized under the Law.

(d)           “Tax Claim” means any claim with respect to Taxes made by any Governmental Authority.

(e)           “Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit or any other item which increases or decreases Taxes paid or payable, including an adjustment under Section 481 of the Code resulting from a change in accounting method.

(f)            “Tax Proceeding” means any Tax audit, contest, litigation, defense or other proceeding with or against any Governmental Authority.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01          Conditions to Obligations of the Seller.  The obligation of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Seller in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a)           Representations and Warranties; Covenants.  (i) Each of the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the Closing as if made on the Closing Date, other than representations and warranties made as of another date, which representations and warranties shall have been true and correct in all material respects as of such date; (ii) the covenants contained in this Agreement required to be complied with by the Buyer on or before the Closing shall have been complied with in all material respects; and (iii) the Seller shall have received a certificate of the Buyer to such effect signed by its duly authorized executive officer.

(b)           No Governmental Order.  There shall be no Governmental Order in existence that prohibits or materially restrains the sale of the Shares or the other material transactions contemplated by this Agreement.

(c)           Proceedings.  No Action initiated by an arm’s-length third party shall be pending or threatened before any court or other Governmental Authority (i) seeking to prevent consummation of any of the transactions contemplated by this Agreement or (ii) seeking to restrain or prohibit the Buyer’s ownership or operation of all or any material portion of the business or assets of the Business Subsidiaries or compel the Buyer to dispose of or hold separate all or any material portion of the business or assets of the Business Subsidiaries.

Section 8.02          Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver by the Buyer in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a)           Representations and Warranties; Covenants.  (i) The representations and warranties of the Seller contained in this Agreement shall be true and correct in all respects, as of the Closing as if made on the Closing Date (other than representations and warranties that are made as of a specific date, which representations shall have been true and correct as of such date); (ii) the covenants contained in this Agreement required to be complied with by the Seller on or before the Closing shall have been complied with in all material respects; and (iii) the Buyer shall have received a certificate of the Seller to such effect signed by its duly authorized representative.

(b)           No Governmental Order.  There shall be no Governmental Order in existence that prohibits or materially restrains the sale of the Shares or the other transactions contemplated by this Agreement.

(c)           Proceedings.  No Action initiated by an arm’s-length third party shall be pending or threatened before any court or Governmental Authority (i) seeking to prevent consummation of any of the transactions contemplated by this Agreement or (ii) seeking to restrain or prohibit the Buyer’s ownership or operation of all or any material portion of the business or assets of the Business Subsidiaries or compel the Buyer to dispose of or hold separate all or any material portion of the business or assets of the Business Subsidiaries.

ARTICLE IX

INDEMNIFICATION

Section 9.01          Indemnification by the Seller.

(a)           Subject Section 9.01(b), Section 9.03, Section 9.07 and Section 10.01, if the Closing shall occur, the Seller shall indemnify, defend and hold harmless the Buyer and its Affiliates (collectively, the “Buyer Indemnified Parties”) against, and reimburse any Buyer Indemnified Party for, all Losses that such Buyer Indemnified Party may suffer or incur, or become subject to, without adjustment for any Tax Benefit relating thereto, arising out of or resulting from:

(i)            any inaccuracy or breach of any representation or warranty made by the Seller in this Agreement, including defending any third-party claim alleging the occurrence of facts or circumstances that, if true, would entitled a Buyer Indemnified Party to indemnification with respect to any inaccuracy or breach of such representation and warranty;

(ii)           the breach or failure by the Seller to perform, or cause to be performed, any of its covenants or obligations contained in this Agreement;

(iii)          any Transaction Expenses which were unpaid as of immediately prior to the Closing and not listed treated as a Closing Transaction Expense;

(iv)          any Debt (other than Debt for capitalized leases and Debt between the Business Subsidiaries) which was outstanding as of immediately prior to the Closing; or

(v)           any claims for indemnification or expense reimbursement by or in respect of any current or former officer, director or agent of the Business Subsidiaries with respect to any matter which, if brought against the Business Subsidiaries, would have been a Loss for which an indemnified party would have been entitled to indemnification pursuant to this Section 9.01;

(vi)          any claims by Enterprise Ireland requiring any repayment of the Grant Agreements as a result of the transactions contemplated by this Agreement.

(vii)         any claims for the Seller’s breach of Section 5.09;

(b)           Notwithstanding anything to the contrary contained in this Agreement, except with respect to (1) claims based on fraud or willful misconduct, (2) Losses arising from or related to Section 9.01(a)(iii)-(vii) and (3) with respect to Losses resulting from breaches of

Fundamental Representations (as defined below) (collectively, the “Special Losses”), no indemnification payment by the Seller with respect to any indemnifiable Losses otherwise payable under Section 9.01(a) and arising out of or resulting from the causes enumerated in Section 9.01(a) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than $500,000 (the “Basket Amount”), after which time the Seller shall be liable in full for all indemnifiable Losses in excess of $250,000 (the “Threshold”). Nothing contained in this Article IX shall be deemed to limit or restrict in any manner any rights or remedies which the Buyer Indemnified Parties have, or might have, at Law, in equity or otherwise, based on fraud or willful misconduct.  The aggregate maximum liability of Seller for any and all Losses for which indemnification may be sought pursuant to Section 9.01(a) (other than with respect to the Fundamental Representations and Section 9.01(a)(vii), Section 9.01(a)(vii) and Article VII) shall be limited to $5,500,000 (excluding any Losses with respect to the Fundamental Representations, Section 9.01(a)(vi) and Section 9.01(a)(vii)).  The aggregate maximum liability of Seller for any and all Losses, including Losses for any inaccuracy or breach of the Fundamental Representations and Special Losses (other than those based on fraud or willful misconduct), shall be limited to the Purchase Price.  The term “Fundamental Representations” shall mean the representations and warranties of the Seller contained in Sections 3.01, 3.02, and 3.03.

(c)           As used herein, “Losses” are not limited to matters asserted by third parties, but include Losses incurred or sustained by any of the Buyer Indemnified Parties in the absence of claims by third parties.

Section 9.02          Indemnification by the Buyer.

(a)           Subject to Sections 9.03, 9.04 and 10.01, if the Closing shall occur the Buyer shall indemnify, defend and hold harmless the Seller and its Affiliates (collectively, the “Seller Indemnified Parties”) against, and reimburse any the Seller Indemnified Party for, all Losses that such the Seller Indemnified Party may suffer or incur, or become subject to, as a result of:

(i)            the breach of any representations or warranties made by the Buyer in this Agreement as of the Closing Date (or with respect to representations and warranties that are made as of a specific date, as of such date); or

(ii)           the breach or failure by the Buyer to perform, or cause to be performed, any of its covenants or obligations contained in this Agreement.

(b)           Notwithstanding anything to the contrary contained in this Agreement, except with respect to (1) claims for equitable remedies or (2) claims based on fraud or intentional misconduct, no indemnification payment by the Buyer with respect to any indemnifiable Losses otherwise payable under Section 9.02(a) and arising out of or resulting from the causes enumerated in Section 9.02(a) shall be payable until such time as all such indemnifiable Losses shall aggregate to more than the Basket Amount, after which time the Buyer shall be liable in full for all indemnifiable Losses in excess of the Threshold. Nothing contained in this Article X shall be deemed to limit or restrict in any manner any rights or remedies which the Seller Indemnified Parties have, or might have, at Law, in equity or otherwise, based on fraud or willful misconduct.  The aggregate maximum liability of Buyer for any and all Losses for which indemnification may be sought pursuant to Section 9.02(a) shall be limited to the Purchase Price.

Section 9.03          Notification of Claims.

(a)           A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any pending or threatened claim or demand that the Indemnified Party has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, such claim being a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent the Indemnifying Party is prejudiced by such failure, it being understood that notices for claims in respect of a breach of a representation, warranty, covenant or agreement must be delivered prior to the expiration of any applicable survival period specified in Section 10.01 for such representation, warranty, covenant or agreement.

(b)           Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 9.03(a), the Indemnifying Party may assume the defense and control of any Third Party Claim, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel at its own expense; provided, however, that the Indemnifying Party shall not have the right to assume the defense of any Third Party Claim if (i) any such claim seeks, as a primary component of such claim (and for the avoidance of doubt, not pursuant to any general prayer for relief), an injunction or other equitable remedies in respect of the Indemnified Party or (ii) there is a conflict of interest that would make it inappropriate (based on a written opinion of counsel) for the same counsel to represent both the Indemnified Party and the Indemnifying Party.  The Indemnifying Party shall select counsel, contractors and consultants of recognized standing and competence after consultation with the Indemnified Party and shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim.  The Seller or the Buyer, as the case may be, shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim, including, for the avoidance of doubt with respect to Third Party Claims pursuant to Section 3.11(b)(iii), the Buyer shall permit the counsel to the Seller to assert any of the patents of the Business Subsidiaries solely in defending such Third Party Claim.  The Indemnifying Party shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any Third Party Claim, without the consent of any Indemnified Party so long as (A) there is no finding or admission of any violation of Law by the Indemnified Party or (B) the amount available for indemnification hereunder is not exceeded; provided that the Indemnifying Party shall (x) pay or cause to be paid all amounts in such settlement or judgment, (y) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (z) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third Party Claim.

(c)           In the event that the Indemnifying Party fails or elects not to assume the defense of an Indemnified Party against such Third Party Claim which the Indemnifying Party had the right to assume pursuant to Section 9.03(b), the Indemnified Party shall have the right, at the expense of the Indemnifying Party, to defend or prosecute such claim in any manner as it may reasonably deem appropriate and may settle such claim after giving written notice thereof to the Indemnifying Party, on such terms as such Indemnified Party may deem appropriate, and the Indemnified Party may seek prompt reimbursement from the Indemnifying Party for any Losses incurred in connection with such settlement.  If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Indemnifying Party for any Losses arising out of any judgment rendered with respect to such claim.  Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with Irish GAAP).  If the Indemnifying Party does not elect to assume the defense of a Third Party Claim which it has the right to assume hereunder, the Indemnified Party shall have no obligation to do so.

(d)           With respect to the defense of a Third Party Claim pursuant to Section 9.03(c), the Indemnified Party shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party, at the Indemnifying Party’s expense, all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably requested by the Indemnified Party.  If no settlement of such Third Party Claim is made, the Indemnified Party may seek prompt reimbursement from the Indemnifying Party for any expenses and Losses arising out of any judgment rendered with respect to such claim.  Any Losses for which an Indemnified Party is entitled to indemnification hereunder shall be promptly paid as suffered, incurred or accrued (in accordance with Irish GAAP).

Section 9.04          Additional Indemnification Provisions.  With respect to each indemnification obligation contained in this Agreement or any other document executed in connection herewith, (a) all Losses shall be net of any third party insurance proceeds that have been recovered by the Indemnified party in connection with the facts giving rise to the right of indemnification, and (b) in no event shall the Indemnifying Party have liability to the Indemnified party for an consequential, special, incidental, indirect or punitive damages (other than punitive damages with respect to third party claims), lost profits, diminution in value or similar items.

Section 9.05          Mitigation.  Each of the parties agrees to take all commercially reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.

Section 9.06          Materiality Qualifiers.  For purposes of Sections 9.01(a)(i) and 9.02(a)(i), in the event that it is determined that there is any inaccuracy or breach of any representation or warranty made by the Seller or the Buyer, as applicable, the Losses, if any, with respect to such matter shall be determined without regard to any “material”, “in all material respects”, “Material Adverse Effect” or similar qualification contained therein.

Section 9.07          Exclusive Remedies.  Except with respect (1) claims for equitable remedies, (2) claims based on fraud or intentional misconduct, and (3) the matters covered by Sections 2.07 through 2.09, Section 5.05 and with respect to any matter relating to Taxes (which shall be governed by Article VII), the Seller and the Buyer acknowledge and agree that, following the Closing, the indemnification provisions of Sections 9.01 and 9.02 shall be the sole and exclusive remedies of the Seller and the Buyer, respectively, for any Losses (including any Losses from claims for breach of contract, warranty, tortious conduct (including negligence) or otherwise and whether predicated on common law, statute, strict liability, or otherwise) that each party may at any time suffer or incur, or become subject to, as a result of, or in connection with, any breach of any representation or warranty in this Agreement by the other party or any failure by the other party to perform or comply with any covenant or agreement that, by its terms, was to have been performed, or complied with, by such other party prior to the Closing.  Without limiting the generality of the foregoing, the parties hereto hereby irrevocably waive any right of rescission they may otherwise have or to which they may become entitled.

ARTICLE X

GENERAL PROVISIONS

Section 10.01       Survival.  The representations, warranties, covenants and agreements of the Seller and the Buyer contained in or made pursuant to this Agreement or in any certificate furnished pursuant to this Agreement shall survive in full force and effect until the date that is the latter of (i) twelve (12) months after the Closing Date and (ii) the final resolution of claims or demands as to which a written notice of such claim or demand is delivered on or prior to the relevant date described in clause (i), at which time they shall terminate (and no new claims shall be made for indemnification under Section 9.01, Section 9.02 or Article VII thereafter); provided, however, that the Fundamental Representations and the representations and warranties made in Sections 4.06 and 4.08 shall survive the Closing indefinitely; and provided, further, that the covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing, shall survive for the period provided in such covenants and agreements, if any, or until fully performed.  It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 10.01 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby.  The parties further acknowledge that the time periods set forth in this Section 10.01 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

Section 10.02       Expenses.  Except as may be otherwise specified in this Agreement or as set forth below, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.03       Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be, unless otherwise specified in any Transaction Agreement, in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.03):

if to the Seller:

Research In Motion Limited
295 Phillip Street
Waterloo, Ontario, Canada
N2L 3W8
Attention President
Facsimile: (519) 888-7835

with a copy (excluding invoices) to:

RIM B
2200 University Avenue
Waterloo, Ontario, Canada
N2K 0A2
Attention: Legal Department
Facsimile: (519) 888-7349

and

Morgan, Lewis & Bockius
101 Park Avenue
New York, New York 10178
Attention: David W. Pollak
Facsimile: (212) 309-6001

if to the Buyer:

Synchronoss Technologies, Limited
1st Floor
Level One, Unit 8
Galway Technology Park
Parkmore, Galway, Ireland
Attention: President
Facsimile No.: (908) 231-0762

with a copy (which shall not constitute notice) to

Synchronoss Technologies, Inc.
200 Crossing Boulevard
Bridgewater, NJ 08807
Facsimile No.: (908) 231-0762
Attention: Ronald Prague

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP
850 Winter Street
Waltham, Massachusetts 02451
Facsimile No.: (781) 622-1622
Attention: Marc Dupré

Section 10.04       Public Announcements.  No party to this Agreement or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or stock exchange rules, in which case the party required to publish such press release or public announcement shall allow the other party a reasonable opportunity to comment on such press release or public announcement in advance of such publication.

Section 10.05       Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.

Section 10.06       Entire Agreement.  Except as otherwise expressly provided in the this Agreement, this Agreement constitutes the entire agreement of the Seller or its Affiliates, on the one hand, and the Buyer or its Affiliates, on the other hand, with respect to the subject matter of this Agreement and supersede all prior agreements, undertakings and understandings, both written and oral, other than the Confidentiality Agreement to the extent not in conflict with this Agreement, between or on behalf of the Seller or its Affiliates, on the one hand, and the Buyer or its Affiliates, on the other hand, with respect to the subject matter of this Agreement.

Section 10.07       Assignment.  This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of the Seller and the Buyer, except that the Seller may assign any or all of its rights and obligations under this Agreement to any controlled Affiliate(s) of the Seller; provided that no such assignment shall release the Seller from any liability or obligation under this Agreement.  Any attempted assignment in violation of this Section 10.07 shall be void ab initio.  This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their permitted successors and assigns.

Section 10.08       No Third-Party Beneficiaries.  Except as provided in Article IX with respect to the Seller Indemnified Parties and Buyer Indemnified Parties, this Agreement is for the sole benefit of the parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy.

Section 10.09       Amendment.  No provision of this Agreement, including any Exhibits or Schedules thereto, may be amended, supplemented or modified except by a written instrument making specific reference hereto or thereto signed by all the parties to such agreement.  No consent from any Indemnified Party under Article IX (other than the parties to this Agreement) shall be required in order to amend this Agreement.

Section 10.10       Dispute Resolution.  Except as set forth in Sections 2.04 and 2.09 and except with respect to any request for equitable relief (including interim relief) by a Seller(s) on or prior to the Closing Date, any dispute, controversy or claim arising out of or relating to the transactions contemplated by the this Agreement, or the validity, interpretation, breach or termination of any such agreement, including claims seeking redress or asserting rights under any Law (a “Dispute”), shall be resolved in accordance with the procedures set forth in this Section 10.10 and Section 10.11.  Until completion of such procedures, no party may take any action to force a resolution of a Dispute by any judicial or similar process, except to the limited extent necessary to (i) avoid expiration of a claim that might eventually be permitted by this Agreement or (ii) obtain interim relief, including injunctive relief, to preserve the status quo or prevent irreparable harm.

Section 10.11       Arbitration.  Any dispute between the parties concerning whether there has been a breach of representations and warranties giving rise to an indemnification claim shall be resolved through arbitration in accordance with the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”) based upon the following:

(a)           the arbitration tribunal shall consist of one (1) arbitrator appointed by mutual agreement of the parties, or in the event of failure to agree on an arbitrator within seven (7) Business Days of the date on which a dispute is determined to be resolved through arbitration, then parties shall request the AAA to appoint an arbitrator, in accordance with the AAA Rules;

(b)           the arbitration shall take place in New York, New York;

(c)           the arbitration award shall be given in writing and shall be final and binding on the parties and shall deal with the question of costs of arbitration and all matters related thereto; and

(d)           judgment upon the award rendered may be entered in any court having jurisdiction, or, application may be made to such court for a judicial recognition of the award or an order of enforcement thereof, as the case may be.

(e)           Notwithstanding the foregoing, the parties agree that either of them may seek interim measures including injunctive relief in relation to the provisions of this Agreement or the parties’ performance of it from any New York Court (as defined below).

Section 10.12       Governing Law; Submission to Jurisdiction.

(a)           This Agreement (and any claims or disputes arising out of or related hereto or thereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of Law rules that might lead to the application of the Laws of any other jurisdiction.

(b)           Each of the Seller and the Buyer agrees that if any Dispute is not resolved by arbitration undertaken pursuant to Section 10.11, such Dispute shall be resolved only in the Courts of the State of New York or the United States District Court, in each case, located in the Borough of Manhattan in the City of New York (the “New York Courts”).  In that context, and without limiting the generality of the foregoing, each of the Seller and the Buyer by this Agreement irrevocably and unconditionally:

(i)            submits for itself and its property in any Action relating to this Agreement, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the New York Courts, and agrees that all claims in respect of any such Action shall be heard and determined in the New York Courts;

(ii)           consents that any such Action may and shall be brought in the New York Courts and waives any objection that it may now or hereafter have and agrees not to assert, as a defense in any action, suit or proceeding that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts;

(iii)          agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 10.03;

(iv)          agrees that it will not bring any Action in any court other than the New York Courts; and

(v)           agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.

Section 10.13       Specific Performance.  The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the transactions contemplated hereby, will cause irreparable injury to the other party, for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of temporary, preliminary and permanent injunctive relief by the New York Courts to compel performance of such party’s obligations, or to prevent breaches or threatened breaches of this Agreement, and to the granting by the New York Courts of the remedy of specific performance of its obligations hereunder, without, in any such case, the requirement to post any bond or other undertaking, in addition to any other rights or remedies available hereunder or at law or in equity.

Section 10.14       Rules of Construction.  Interpretation of this Agreement shall be governed by the following rules of construction:  (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Article, Section, paragraph, Exhibit and Schedule are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) references to “$” shall mean United States dollars; (e) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) references to “written” or “in writing” include in electronic form; (h) provisions shall apply, when appropriate, to successive events and transactions; (i) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (j) the Seller and the Buyer have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the parties thereto and no presumption or burden of proof shall arise favoring or burdening either party by virtue of the authorship of any of the provisions in this Agreement; (k) a reference to any Person includes such Person’s successors and permitted assigns; (l) any reference to “days” means calendar days unless Business Days are expressly specified; (m) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; and (n) an item arising with respect to a specific representation or warranty shall be deemed to be “reflected on,” “reflected in” or “set forth in” a balance sheet or financial statements, if (i) there is a reserve, accrual or other similar item underlying a number on such balance sheet or financial statement that is related to the subject matter of such representation, (ii) such item is otherwise specifically set forth on the balance sheet or financial statement or (iii) such item is reflected on the balance sheet or financial statement and is specifically referred to in the notes thereto.

Section 10.15       Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 10.16       Waiver of Jury Trial.  EACH PARTY HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.  EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16.

Section 10.17       Waiver.  Neither the failure nor any delay by any party in exercising any right under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, and no single or partial exercise of any such right will preclude any other or further exercise of such right or the exercise of any other right.  To the maximum extent permitted by applicable Law:  (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other parties; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.

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IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

RESEARCH IN MOTION LIMITED

By:
Name:
Title:

[Signature page to Share Purchase Agreement]

SYNCHRONOSS TECHNOLOGIES IRELAND, LTD.

By:
Name:
Title:

[Signature page to Share Purchase Agreement]